Exhibit 5

MINISTERO DELL'ECONOMIA E DELLE FINANZE

PUBLIC DEBT REPORT
2015

www.dt.tesoro.it/en/debito_pubblico/

CONTENTS

I.	DEBT MANAGEMENT OBJECTIVES FOR 2015	1
I.1	International practice	1
I.2	Institutional framework	2
I.3	Debt cost containment with focus on cost/risk profile	5
I.4	Monitoring and management of the Liquidity Account aimed at stabilising the balance	15
II.	TREND OF ITALIAN GOVERNMENT SECURITIES MARKET IN THE INTERNATIONAL FRAMEWORK	18
II.1	Monetary policies and the money market in the Euro Area	18
II.2	Euro Area bond markets	22
II.3	Trend of the market of the Italian government securities	26
III.	PUBLIC FINANCE FRAMEWORK	43
III.1	Trend of State Sector borrowing requirement	43
III.2	Maturities, issues and coverage of the State Sector borrowing requirement	44
III.3	State Sector borrowing requirement	46
III.4	General government debt and debt-to-GDP ratio	47
III.5	Net borrowing	48
III.6	Reconciliation between requirement and borrowing	49
IV.	PUBLIC DEBT MANAGEMENT IN 2015	51
IV.1	Activity in government securities on the domestic and foreign markets	51
IV.2	Derivatives portfolio management	71
IV.3	Results of issuing activity and of debt management transactions in relation to the objectives	73
IV.4	Treasury’s liquidity management	86

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TABLES

Table I.1:	Domestic government securities
Table III.1:	State sector – consolidated cash account (data in € mn)
Table III.2:	Issues, maturities and coverage of State Sector borrowing requirement (data in € mn)
Table III.3:	Public Sector – consolidated cash account (data in € mn)
Table III.4:	Key public finance aggregates (data in € mn)
Table III.5:	Reconciliation between Public Sector borrowing requirement and general government net borrowing (data in € mn)
Table IV.1:	Summary of debt exchange transactions in 2015 (nominal amounts in € mn)
Table IV.2:	Reimbursements at maturity in 2015 with charge against the amortisation fund (nominal amounts in € mn)
Table IV.3:	Private placements through MTN programme
Table IV.4:	Mix of 2013-2015 issues in absolute value (€ mn) and as a percentage, inclusive of debt exchange transactions
Table IV.5:	Average life of stock of government securities (in years)
Table IV.6:	Trend of duration and ARP in 2013-2015 in relation to the governement securities in stock, before derivatives (in years)
Table IV.7:	Trend of duration and ARP in 2013-2015 in relation to government securities in stock after derivatives (in years)
Table IV.8:	Market trend of government securities stock (€ mn)
Table IV.9:	Derivatives instruments portfolio – 2014 and 2015 (data in € mn)
Table IV.10:	Liquidity Account and uses of Treasury liquidity at month end – 2015 (€ mn)

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CONTENTS

FIGURES

Figure I.1:	Maturities of medium/long-term securities outstanding at 31-12-2014 (€ mn)
Figure I.2:	Monthly profile of the maturities – Medium/long-term securities for the years 2015-2016 outstanding at 31-12-2014 (€ mn)
Figure I.3:	Issues portfolios analysed for 2015
Figure II.1	ECB monetary policy: interest-rate corridor 2012-2015 (rates in %)
Figure II.2	Trend of overnight money market rates and rates at OPTES auctions in 2015 (rates in %)
Figure II.3	Trend of European government securities yield curve – 10-year maturity (rates in %)
Figure II.4	Market rates on government securities – 2-/3-/5-/10-/15-/30-year issues (rates in %)
Figure II.5	Yield differential between 10- and 2-year government securities (basis points)
Figure II.6	Yield differential bewtween 30- and 10-year government securities, 2014-2015 (basis points)
Figure II.7	BTP-BUND yield differential on 10-year benchmark, 2015 (basis points)
Figure II.8	Monthly volumes traded on MTS platform (€ mn)
Figure II.9	Quarterly volumes traded on MTS, by segment (€ mn)
Figure II.10	Quarterly volumes traded on MTS, by maturity (€ mn)
Figure II.11a	Bid-ask differential on 10-, 15- and 30-year BTPs, benchmark securities, as reported on the MTS platform
Figure II.11b	Bid-ask differential on 3- and 5-year CCTeus and BTPs, benchmark securities, as reported on the MTS platform
Figure II.11c	Bid-ask differential on 5- and 10-year BTP€is, benchmark securities, as reported on the MTS platform
Figure II.12	Monthly volumes traded by contract maturity on MTS platform (€ mn)
Figure II.13	Annual volumes traded by Specialists on MTS platform (percentages)
Figure II.14	Monthly volumes traded by Specialists on platforms other than MTS (€ mn)
Figure II.15	Quarterly volumes traded by Specialists by type of counterparty (€ mn) – fund managers, banks, pension funds, insurance companies and hedge funds
Figure II.16	Quarterly volumes traded by Specialists by geographic area of counterparty residence (€ mn)
Figure II.17	Price trend of BTP futures and trend of yield on BTP benchmark on 10-year maturities (inverted scale on the right, in %)
Figure II.18	Volumes traded on the EUREX market of BTP futures contracts on 10-year maturities (number of batches traded)
Figure II.19	Pricing trends of italian and german CDS (USD) for 5-year maturities and of the BTP-bund spread for 5-year maturities (basis points)

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Figure III.1	Trend of debt-to-GDP ratio, 2005-2015
Figure IV.1	Government securities yield curve 2014-2015 (% rates)
Figure IV.2	Average auction adjudication rate for 6 and 12-month BOTs – 2010-2015 (rates in %)
Figure IV.3	Yield at issuance of 6-month BOT and comparison with EURIBOR rate – 2014-2015 (rates in %)
Figure IV.4	Yield at the issuance of CTZs – 2015 (rates in %)
Figure IV.5	BTP 1 september 2046 – distribution by investor type
Figure IV.6	BTP 1 september 2046 – geographic distribution
Figure IV.7	BTP 1 march 2032 – distribution by investor type
Figure IV.8	BTP 1 march 2032 – geographic distribution
Figure IV.9	Yields at auction on BTPs with maturity between 3 and 10 years - 2015
Figure IV.10	Yields at auction on long-term BTPs - 2015
Figure IV.11	Yields at auction on BTP€i – 2015
Figure IV.12	BTP€i 15 september 2032 – distribution by investor type
Figure IV.13	BTP€i 15 september 2032 – geographic distribution
Figure IV.14	Composition by type of counterparty by orders placed by Specialists in government securities at auctions of nominal BTPs– 2014-2015
Figure IV.15	Composition by geographic origin of orders placed by Specialists in government securities of nominal BTPs – 2014-2015
Figure IV.16	Amount repurchased through non-recurring transactions – 2011-2015 (nominal amounts in € mn)
Figure IV.17	Mix of the stock of government securities at 31 december 2014 and at 31 december 2015
Figure IV.18	Structure of the stock of domestic government securities
Figure IV.19	Maturities by residual life, 2013-2015
Figure IV.20	Euro swap curves
Figure IV.21	Projected trend of notional value of derivatives portfolio assuming the exercise of swaptions (data in € mn)
Figure IV.22	Structure per maturity of derivatives portfolio assuming exercise of swaptions (data in € mn)
Figure IV.23	Cost at issuance of government securities – 2005-2015
Figure IV.24	Average cost of government securities before and after derivatives – 2005-2015 (data in %)
Figure IV.25	Average infra-monthly changes of Treasury liquidity: variations compared with the monthly minimum – 2015 (€ mn)
Figure IV.26	Variation between maximum and minimum monthly balances and available liquidity of the Treasury – 2014-2015 (€ mn)
Figure IV.27	Average daily use at OPTES auctions (€ mn)
Figure IV.28	Trend of overnight money market rates and rates at OPTES auctions 2014-2015 (rates in %)
Figure IV.29	Average use at daily OPTES auctions – 2012-2015 (€ mn)
Figure IV.30	Average distribution of liquidity at month end, by type of use – comparison between 2014 and 2015

VI	MINISTERO DELL’ECONOMIA E DELLE FINANZE

I.	DEBT MANAGEMENT OBJECTIVES FOR 2015

I.1	INTERNATIONAL PRACTICE

The Treasury bases its debt management objectives on international best practice. In fact, management criteria are in line with the policies followed by public debt managers within the international community and recommended multi-lateral financial institutions, known fundamentally as international best practice. The latter is based on recognition of the debt’s inverse relationship between cost and risk (of refinancing and of the interest rate) and therefore of the need to minimise costs in accordance to risk levels that are deemed acceptable, over a timeframe covering a medium- to long-term period.1
The Treasury’s process of identifying and calibrating its objectives benefits from a close and constant international coordination with the relevant foreign and supranational institutions, as well as through regular contact with international institutional investors and rating agencies.
In particular, regular relations with European public debt managers are ensured within the relevant sub-committee (European Sovereign Debt Markets – ESDM) of the EU Economic and Financial Committee. The latter has the mandate to review and delineate actions required for coordination of economic and financial policies among the Member States, with consultative and regular reporting responsibilities to the Council and the Commission on this subject.
Furthermore, a regular, consistent presence in work groups is ensured within supranational institutions such as the OECD, IMF and the World Bank; the Treasury participates in, among others, the OECD Working Party on Public Debt Management, which provides a regular venue for comparing public debt management policies and techniques among OECD member countries.
Another key opportunity for institutional coordination at European level is presented by participation in Eurostat statistical work groups and contributions to the preparation of semi-annual reports regarding Excessive Deficit Procedure EDP), particularly in relation to the proper registration of entries that are directly connected to the public debt according to European criteria for national accounting (namely, the European System of Accounts or ESA). The Public Debt Directorate’s participation in this seam of activities does not just strengthen awareness of impacts, in accordance with European-level harmonised accounting rules, of debt management activity, but also can, in turn, influence public debt

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1 The International Monetary Fund and World Bank’s guidelines, published in 2001 and revised in 2014, state (p. 11 of the 2014 Revised Guidelines for Public Debt Management): “The main objective of public debt management is to ensure that the government’s financing needs and it s payment obligations are met at the lowest possible cost over the medium to long run, consistent with a prudent degree of risk. ... Minimizing cost, while ignoring risk, should not be an objective. Transactions that appear to lower debt servicing costs often embody significant risks for the government and can limit its capacity to repay lenders. Managing cost and risk therefore involves a trade-off.”

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management decisions themselves, depending on the constraints and implications they provide in addition to general considerations of a financial nature and effects on the State Treasury balance.
In essential accordance with the model generally adopted by institutional units in charge of public debt management in advanced economies, the identification and monitoring of objectives are carried out by offices involved in middle-office functions. The latter include: a) analytical activities that allow for the delineation of a cost/risk profile needed to define operations and identify the most appropriate issuance and hedging strategies; b) long-term forecasts of interest expenditure and the debt of the Public Administration for planning documents and institutional reporting2; and c) monitoring counterparty risk that determines the restrictions to be observed for both management of the derivatives portfolio as well as transactions for employing liquidity.3

I.2	INSTITUTIONAL FRAMEWORK

The broad definition of public debt encompasses the gross consolidated liabilities of all of the public administrations (central government, local government and social security institutions); instead, a more limited definition corresponds with the amount of government securities outstanding and, therefore, it relates only to the securities issued by the State, on both the domestic market and the foreign market.
This Report refers to the latter, more limited definition, which is also the subject of legislation known as the Consolidated Public Debt Act4 (CPDA). At 31
December 2015, the public debt represented by government securities accounted for approximately 84 percent of the total public debt.

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2 More specifically, the Economic and Financial Document (EFD) provided by Law No. 39 of 7 April 2011 (where the contribution of the Second Directorate is included in the first part “Stability Programme” and in the second part “Public Finance: Analysis and Trends”), the EFD Update, the Draft Budgetary Plan (DBP) instituted by EU Regulation No. 473/2013, the Appendix to the Quarterly Cash Report (with Article 14 of Law No. 196/2009 known as the Report of the Consolidated Cash Account of the Public Administrations), the Report to Parliament on the Fund for the Amortisation of Government Securities (attached to the General Government Account) referenced in Article 44, Paragraph 3 of the Decree of the President of the Republic No. 398/2003, the Semi-Annual Report to the Court of Auditors on public debt management pursuant to the Ministerial Decree 0/11/1995.
3 Whereas the front office activities involving direct contact with the market are concerned with the issuance of debt through the domestic and foreign programmes, short-term liquidity management, non-recurring debt exchanges and repurchase transactions, and transactions in derivatives. Tasks required for the effective carrying out of front-office activities include the monitoring of the secondary government securities market, and the selection and assessment of Government Bond Specialists.
The functions of the back office include the preparation of the issuance decrees and all other documentation regarding the granting of loans – such as drafting of the prospectuses for international issuance programmes (Global, MTN) and other securities placed outside of auction – and the finalization of derivatives. The back office is also responsible for activities related to payment procedures.
The Public Debt Directorate also performs other functions. Among these are functions that can be categorised as relating to communications: real-time reporting of information about issuance activity; the production of statistics on the structure, dynamics and composition of government securities and the related market; and the production of statistics from the monitoring of the debt and the derivatives exposure of local entities. Possible non-recurring debt intervention on local entities, which are governed by specific regulations, forms an additional function assigned to the Directorate.
4 Consolidated Law and regulations on the subject of the public debt (Decree of the President of the Republic No. 398 of 30 December 2003).

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I. DEBT MANAGEMENT OBJECTIVES FOR 2015

The main characteristics of government securities outstanding – maturity, type of remuneration, means and frequency of issuance – are summarised in Table I.1.

TABLE I.1: DOMESTIC GOVERNMENT SECURITIES
	BOT	CTZ	CCT/CCTeu	BTP	BTP€i	BTP Italia
	Treasury Bills	Zero-coupon Treasury bonds	Treasury Certificates	Treasury Bonds	Treasury Bonds Indexed to European Inflation	Treasury Bonds Indexed to Italian Inflation
Maturity	3, 6 & 12 months and under 12 months (flexible BOTs)	24 months	5 & 7 years	3,5,7,10,15 & 30 years	5,10,15 & 30 years	4,6 & 8 years
Remuneration	Issued at a discount	Issued at a discount	Semi-annual variable coupons indexed to the 6-month BOT auction rate or to the 6-month Euribor, possible issue at a discount	Semi-annual fixed coupons, possible issue at a discount	Semi-annual coupons indexed to European inflation (HICP index, net of tobacco products), possible issue at a discount and revaluation of principal on maturity.	Semi-annual coupons indexed to Italian inflation (FOI index, net of tobacco products), semi-annual revaluation of principal and loyalty bonus* on maturity
Issuance Method	Competitive auction on yield	Marginal auction with discretionary determination of price and quantity issued	Marginal auction with discretionary determination of price and quantity issued	Marginal auction** with discretionary determination of price and quantity issued	Marginal auction** with discretionary determination of price and quantity issued	Through the MOT (Borsa Italiana’s Electronic Bond Market)
Issuance Frequency	Monthly	Monthly	Monthly	Monthly and based on market conditions for 15- and 30-year BTPs	Monthly	One/two times a year
*) For individual investors and other similar investors who acquire the security at issuance during the first phase of the placement period.
**) The first tranches of the new long-maturity BTPs (15 and 30 years) or BTP€is may be offered on the market through a placement syndicate.

In 2015, public debt management activity, for the quota referring in fact to negotiable debt traded on the markets and represented by Treasury securities, has been carried out as set out by the Minister’s official guidelines, and by the General Directive for the administration and management of the Ministry for the Economy and Finance (MEF) and by the ministerial decree (the so-called “Framework Decree”5) which outlines the objectives of reference for the execution of administrative activities concerning financial transactions aimed at public debt management. These provisions and what they envisage have been since been rendered in operational terms in the “Guidelines for Public Debt Management” (hereafter referred to as “Guidelines”).
In 2015 as well – as extensively illustrated in the first “Public Debt Report” with reference to 2014 – the Guidelines included among their priority policies that of a “…continuation of public debt management aimed at containing the cost of debt and at stabilising or extending its average life”, and the General Directorate

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5 Decree of 23 December 2014 published in the Official Journal, no.1, 2 January 2015.

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has translated this priority policy into the two strategic objectives of containing the cost of the debt, with a particular focus on its cost/risk profile, and the monitoring and management of the Liquidity Account, aimed at a stabilisation of the balance.
The 2015 Framework Decree has, as preceding years, provided greater detail on the operational tools that the Public Debt Directorate is authorised to make use of in order to reach its objectives. Article 2, in particular, provides for the coverage of the securities maturing during the ensuing year, in addition to the public sector borrowing requirement, taking care to “[…] balance the need to gain market approval with that of containing the total cost of the debt in the medium- to long-term, considering the need for protection against refinancing risk and exposure to changes in interest rates”.
To this end, the Article in question also sets out specific percentage intervals in terms of debt composition at end-2015, described as follows:
•	BOTs (short-term securities) between 4 percent and 12 percent (a slight reduction on the previous year’s fixed range of 5 to 15 percent);
•	BTPs (“nominal” fixed-rate securities) between 55 percent and 75 percent (unchanged with respect to the preceding year);
•	CCTs/CCTeus (“nominal” variable-rate securities) between 5 percent and 10 percent (unchanged with respect to the preceding year);
•	CTZs no more than 6 percent (a slight increase on the previous year’s fixed limit of 5 percent);
•
BTP€s e BTPs Italia (“real” securities) no more than 17 percent (a slight increase on the previous year’s fixed limit of 15 percent to take into account the absence of securities maturing in this sector in the year).

Moreover, in relation to foreign securities, the decree has established that these could be issued, net of the reimbursements, for an amount not exceeding 30 percent of the total of net issues.
With the aim of contributing to the containment of the total cost of borrowing and to protection against market and refinancing risks, Article 3 authorises the use of debt restructuring transactions on a consensual basis; that is to say, the use of repurchase transactions, debt exchanges or early redemption of securities, as well as transactions in derivatives.
Finally, with regard to the Liquidity Account, Article 6 of the Framework Decree deferred the ministerial decrees dated 29 July 2011 and 25 October 2011, which regulate the means for the movement of the Treasury’s liquidity and the selection of the counterparties that participate in related transactions.

In the 2015 Guidelines, in complete accordance with the above-mentioned provisions, the Treasury has specifically committed to:
1.	increasing the average life of the stock of government bonds;
2.	stabilising the stock of BOTs at end-year with respect to 2014;
3.	controlling the debt’s total exposure to inflation, by also scaling down BTP Italia issues to a single one;
4.	reducing the quota of CCTs/CCTeus and CTZs on the value of the debt stock as compared to 2014;

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5.	in relation to nominal BTPs, decreasing the weighting on the total annual issues of the 3- and 5-year maturities in favour of 7-year and above maturities;
6.	implementing adequate number of debt exchange and repurchasing transactions, aimed above all at managing the burden of maturities of upcoming years;
7.	maintaining a constant presence on the money market on short- and very short-term maturities, through financial transactions in compliance with the Treasury’s Liquidity Account services (OPTES).

For these reasons, during 2015, as in the preceding year, the Public Debt Directorate had been called upon to guarantee that debt management, including the issues required for coverage of the securities reaching maturity and the public sector borrowing requirement that year, be sufficient to allow for the containment of the cost of the debt, keeping chief risks under control, while also contributing to guaranteeing an adequate level of stability and predictability of the Liquidity Account balance.

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I.3	DEBT COST CONTAINMENT WITH FOCUS ON COST/RISK PROFILE

The cost/risk trade-off: characteristics of Italy’s case

In Italy’s case, normal management of the cost/risk trade-off, mentioned above, takes its cues from the analysis of different debt issuing strategies, the relative cost of which is first calculated, in terms of debt service burden, which in turn depends on the market interest rates placed on the securities. The relative risks involved in each strategy are also examined, as these risks may take on various dimensions as, likewise, can the various risk measures adopted.6
As already stated in last year’s report, debt management in Italy has focused on two principal risks: that posed by the interest rate, with the aim of minimising its impact on the debt burden and resulting unexpected movements of market interest rates, and that of refinancing, in order to distribute the maturities uniformly over time so that new debt may be placed with greater ease, thus presenting significant market trading volumes with an absorption capacity and avoiding undesirable increases in financing costs.
This approach to debt management, consistent with international practice, has, in Italy, historically taken into account (and the country still measures itself against it) the notable size of the public debt, both in absolute terms and in relation to GDP, which has inevitably led to an even more prudent attitude with regard to risks for two sets of reasons.
First, the size of the debt itself implies that a significant component determining interest rate levels when there are government bond issues is made up by the credit risk premiums requested by the investors to finance a highly

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6 For further details on cost and risk measures see paragraphs provided below in this chapter.

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indebted subject7: a component of this kind tends to have little structural correlation with the economic cycle and this makes the situation in Italy significantly different compared to countries with a more contained debt and a higher creditworthiness. In fact, where the latter are concerned the effects of movements of interest rates on public debt are by far more consistent with the economic cycle: when rates rise it is because the economy is growing, with a consequent automatic improvement in public fiscal balances, which therefore tends to neutralise potentially negative effects on deficits and debts springing from higher interest expenditure. And, conversely, interest rates tend to decrease when an economy shows a decrease in growth rates, and therefore have a positive effect on deficits and debts. This mechanism does not generally recur in countries with high public debt, precisely because a non-negligible quota of movements of market interest rates may in fact be derived from the credit risk component which is often completely unrelated to the economic cycle; furthermore, the same risk premium requested by the investors could actually increase in situations involving a slowing down in growth or an economic recession, in so far as these factors tend to have a negative influence on perceptions, especially with regard to debt sustainability. For these countries, as for Italy as well, it is therefore clearly crucial to tend towards the least vulnerable debt composition possible with respect to market interest rate trends.
Second, in a country with a high public debt, interest expenditure normally represents a considerable part of current government expenditure8 and therefore of the deficit. It would thus follow that stabilising and turning this item of expenditure into a predictable one would be particularly useful in order to be in line with the public finance stability requirements provided for in the treaties currently in force involving Euro Area countries, based in particular on deficit control and debt dynamics.
With respect to both profiles, it is therefore crucial for Italy to set up an approach to debt management that places at the centre of its strategy risk control, and particularly those risks posed by rates and refinancing.

Refinancing risk: measurement and instruments for management

The performance indicator used to measure the extent of this risk is the overall average life of government securities stock: it is calculated as an average of all securities outstanding, weighted by the nominal value9 of each security. At

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7 Following the introduction of the single currency, the perception and pricing of high debt Euro Area countries’ credit risk became reduced; they nonetheless re-emerged after the onset of the global financial crisis of 2007-2008, to be further strengthened with the subsequent sovereign debt crisis.
8 On average, in Italy, interest expenditure between 2012 and 2015 represented about 10 percent of total current expenditure (see ISTAT release “Sintesi dei conti ed aggregati economici delle Amministrazioni pubbliche”/“Summary of general government accounts and economic aggregates”, 24 May 2016).
9 The definition of “nominal value” used here is that adopted by EC Council Regulation No 479/2009 of 25 May 2009: “The nominal value of a liability outstanding at the end of the year is the face value. The nominal value of an index-linked liability corresponds to its face value adjusted by the index-related change in the value of the principal accrued to the end of the year. …… Liabilities denominated in the national currency and exchanged through contractual agreements to a foreign currency shall be converted into the foreign currency at the rate agreed on in those contracts and shall be converted into the national currency on the basis of the representative market exchange rate prevailing on the last working day of each year. …… Liabilities denominated

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I. DEBT MANAGEMENT OBJECTIVES FOR 2015

end-2014, the average life of the debt in government securities equalled 6.38 years, indicating a substantial degree of stabilisation as compared to 6.43 years at end-2013.
In accordance the Guidelines and the Minister’s Directive mentioned above, the objective of the containment of the cost of the debt, with specific attention paid to the cost/risk profile, has been clearly expressed in the Guidelines in terms of carrying out a debt issuance and management policy aimed at increasing the average life of the debt on a basis compatible with market conditions, and thus halting the decline that started in 2011 and substantially came to a close in 2014.
Concurrently, refinancing risk management was to be pursued through a gradual reduction in the volumes of securities maturing in years most affected by high concentrations of reimbursements, making their profile more uniform. More specifically, in view of the annual profile of the maturities at end-2014 (see Figure I.1), a reduction in volumes maturing in 2017 was deemed necessary, trying to contain, as much as possible and on terms compatible with market conditions, the issuing of the securities maturing that year and putting in place repurchase and debt exchanges, preferably selecting securities with a maturity in 2017.

FIGURE I.1: MATURITIES OF MEDIUM/LONG-TERM SECURITIES OUTSTANDING AT 31-12-2014 (€ mn)

In the shorter term, when analysing the monthly profile of the maturities (Figure I.2) in 2015 and 2016 with more precision, the issuing policy should have focused on making the maturities of the months of June and December 2015 and of April, August and September 2016 more manageable, particularly by limiting the amounts of the BOTs being issued, as well as through repurchase and debt exchanges. Furthermore, in 2015 the aforementioned tools also needed to focus on stabilising the Treasury’s liquidity balance, counteracting – as much as possible – the fluctuations of the Treasury’s liquidity.

in a foreign currency and converted through contractual agreements into the national currency at the rate agreed on in those contracts”.

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FIGURE I.2: MONTHLY PROFILE OF THE MATURITIES – MEDIUM/LONG-TERM SECURITIES FOR THE YEARS 2015-2016 OUTSTANDING AT 31-12-2014 (€ mn)

Interest-rate risk: measurement and instruments for management

As detailed in the in-depth focus included in last year’s Report10, the interest-rate risk may be captured through the use of a number of different measures, including namely duration (or financial duration) or the average refixing period (average time for pegging the debt to market interest rates), which measure these risks to the debt structure in an immediate and concise way, as well as the Cost at Risk (CaR), which provides a quantitative measurement of the maximum added cost in terms of interest expenditure in the event of adverse-rate scenarios, along with the probability of having to sustain this additional cost, derived, in turn, from the probability of these adverse scenarios.
The provisions set out by Article 2, Paragraph 2 of the Framework Decree make explicit reference to the need to manage the exposure to changes in interest rates. This led to the implementation, in 2015, of the objective of containment of the cost of the debt with a particular focus on its cost/risk profile with reference to the cost/risk profile requirements, as set out in the Guidelines and compatible with conditions on the financial markets, to continue increasing the financial duration of the debt and its average refixing period. Both of the indicators needed to take into consideration the effect of the portfolio of derivatives instruments.
The CaR analysis was used to measure the expected cost of the debt portfolio that cannot be surpassed with a given degree of probability, as well as to identify all the compositions of securities issuances with cost/risk combinations that are positioned at an efficient frontier, and are thus advantageous – at a given level of

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10 See Focus entitled “The main quantitative indicators of interest rate risk”, in Public Debt Report 2014, p. 23.

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cost or of risk – in relation to any other hypothetical composition of the issues portfolio.
In order to test the characteristics of each hypothetical, alternative issues portfolio, a model was used that was internally developed and has been in use for several years at the Public Debt Directorate, known as SAPE1 (Software for Analysis of Issues Portfolios), which allows for estimating over a given future time period both the cost, in terms of interest expenditure, of a specified portfolio, as well as its rate risk with respect to a representative sample of possible scenarios of changes in interest rates and inflation.2

The role of the issuing strategy in managing the trade-off between rate risk and cost for 2015

A debt portfolio characterised by the repayment on deferred capital over time and by stable interest (hence with indicators such as the average life, the average refixing period or duration characterised by relatively high values) entails lower refinancing and interest rate risks. At the same time, however, greater costs would be entailed because of the higher rates normally associated with longer maturities, as compared with a debt portfolio characterised by lower values in the very same set of indicators. Therefore, there is a trade-off between cost and risk, which is why the objective of minimising the risk is reached at the expense of the cost and vice versa. Alternative, hypothetical debt portfolios with longer (shorter) duration are associated with greater costs and lower risks (lower costs and higher risks).
In order to identify and quantify the magnitude of the trade-off and the efficient frontier, the modeling described in this report has focused on domestic securities, which represented around 97 percent of the total government securities outstanding at end-2014.
In the final weeks of 2014 and the first weeks of 2015, the Public Debt Directorate, following a comprehensive analysis of research provided by the principal market intermediaries and through consultation of vast array of forecast documents produced by the leading research centres – both public and private – that are heavily specialised in financial subject areas, evaluated, as is now the practice, different issues portfolios deemed compatible with market conditions and the fundamental characteristics of public debt management in Italy and its market.

As a precondition, all of the portfolios had to allow for refinancing:
a.	the maturities of medium-/long-term securities planned for 2015 (equal to just under €196 billion);

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11 For a description of SAPE – Software for the Analysis of Issues Portfolios, used by the Public Debt Directorate, see the relevant in-depth Focus in Public Debt Report 2014, p. 27.
12 The database for the outstanding debt used by SAPE at end-2014 was still was made up only by the domestic securities provided in Table I.1. The SAPE model’s integration is currently being completed to allow for the testing of issues portfolios that also include securities denominated in USDs and strategies that combine issues and derivatives instruments, using all of the instruments outstanding, including foreign securities and transactions in derivatives as the database.

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b.
the BOTs already outstanding (equal to €125.5 billion), together with the rollover of BOTs issued during the year, namely the BOT issues needed to cover the maturities of the same volume of BOTs issued during the same year;

c.	the State Sector borrowing requirement (in the forecast amount of approximately €70 billion13);

as well as to generate a sufficient stock buffer in terms of the Treasury’s liquidity balance, so as to provide for all cash management needs. The following is a concise listing of the characteristics of the nine portfolios analysed:

FIGURE I.3: ISSUES PORTFOLIOS ANALYSED FOR 2015

Portfolio 2014: the mix of domestic issues adopted in 2014;

Portfolio B: compared to Portfolio 2014 it shows a reduction in the 3- and 5-year nominal BTP segment, a moderate increase in the 7- to 10-year and 15- to 30-year BTP segments, a reduction in the quota of inflation-indexed securities   and a fairly small rise in CCTeus;

Portfolio C: compared to Portfolio 2014 it shows a fairly small increase in CTZs, a reduction in CCTeus, inflation-indexed and 3- and 5-year BTPs, and a consistent increase in 15- and 30-year BTPs;

Portfolio D: compared to Portfolio 2014 it shows a moderate increase in BOTs, a significant reduction in and 3- and 5-year BTPs, a modest reduction in 7- to 10-year and inflation-indexed BTPs, offset by an comparable increase in 15- and 30-year BTPs;

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13 The figure underlying the public finance forecasts for 2014 included in the 2014 EFD Update.

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Portfolio E: compared to Portfolio 2014 it shows a moderate increase in BOTs and in CTZs, a sharp reduction in indexed securities and variable-rate CCTeus, and a reduction in the 3- and 5-year and 7- to 10-year nominal BTP segments in favour of the 15- and 30-year BTPs;

Portfolio F: compared to Portfolio 2014 it shows a drastic reduction in 3- and 5-year BOTs, CTZs and BTPs, a massive increase in 7- to 10-year and 15- and 30-year BTPs and a modest reduction in inflation-indexed securities;

Portfolio G: compared to Portfolio 2014 it shows a 50 per cent increase in BOTs and CTZs, a massive, equally proportioned reduction of the entire BTP segment, and a modest reduction in inflation-indexed securities;
Portfolio H: compared to Portfolio 2014 it shows a slight increase in CTZs and CCTeus, a significant reduction in the entire BTP sector, particularly on the 3- and 5-year segment, and a doubling of issues of indexed securities;

Portfolio I: compared to Portfolio 2014 it shows a sharp reduction in CTZs, a doubling of 15- and 30-year BTPs and a significant reduction in indexed securities.

This analysis is based on the four-year outlook for 2015-2018. One hundred scenarios, applied to each of the different issues portfolios, were generated by a model in relation to the trend of Italian securities yield curve, the zero coupon inflation swap curves14 of Italian and European inflation-indexed securities and the six-monthly Euribor rate. Three further alternative scenarios were calculated for European and Italian inflation rates, of which a base one in line with the scenario of the European Central Bank (ECB) was put in place at end-2014, and two scenarios with slower and more accelerated dynamics respectively as compared with the base scenario.
The cost measurement system employed was the monthly average change in interest expenditure over the four-year period in question. Risk measurement was based on the related standard deviation of the average monthly change in cost calculated for the 100 scenarios.
For those portfolios that were examined an analysis of their characteristics in terms of cost and exposure to risk and ability to lengthen the average life in 2015 was carried out. First of all, it was clear that the issues portfolio followed in 2014 had proven to be efficient, in that none of the others taken into consideration would have allowed for a reduction in risk with cost being maintained equal or vice versa.

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14 The zero coupon inflation swap curves are commonly used to price swap contracts in which two counterparties exchange a nominal floating rate for an inflation-indexed variable one, so as to bring the actual values of the two flows on a par. These curves are crucial to the SAPE model because they allow for the modeling of future issues of indexed securities starting with nominal yield curves.

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Similarly, portfolios B, C and D were also shown to be efficient. However, both that for 2014 as well as portfolios B and D would have allowed only for a slight increase of average life in 2015, but not in the following years. Portfolio C, on the other hand, aside from being efficient, would have guaranteed a stable, albeit gradual, increase in the average life of the stock of government bonds throughout the four-year period. The main characteristics of portfolio C as compared to that followed in 2014 are:
1.	same weighted average yield for BOT issues;
2.	a slight increase of the CTZ compartment and a downwards revision of CCTeus;
3.	a reshaping of the 3- and 5-year BTP compartment;
4.	a significant confirmation of the 7- and 10-year BTP compartment;
5.	a considerable increase on the 15- and 30-year BTP compartment; and
6.	a reduction of the inflation-indexed securities (both Italian and European) segment.

The role of derivatives operations in managing the trade-off between rate risk and cost for 2015

Interest rate derivatives are public debt management instruments aimed at reducing interest rate risk, changing the composition of rates without changing those of the debt already allocated among investors and newly issued.15 Possible misalignment between the portfolio structure, as made possible by the capital market, and operational objectives can be corrected with the use of derivatives.16 In Italy’s case, considering the cost of the debt, ordinary issuance activity must necessarily be managed with continuity and predictability, with the aim of creating conditions that favour interaction with the market and those who need to acquire the securities being offered, especially as the execution of transactions in derivatives does not follow a pre-set calendar, but depends on the issuer and market conditions.
The Framework Decree, which authorises the use of derivatives instruments, expected these to contribute to the achievement of the decree’s general operational objectives of the containment of the overall borrowing cost and the protection against market and refinancing risks over the medium-/long-term, on the basis of available information and market conditions.
In 2015, and particularly following the September 2014 publication of the new regulations set out by Eurostat on accounting records of the market value of swaps that are the result of previous restructuring agreements or the exercise of swaptions. With regard to debt management objectives this inevitably led to yet further management restrictions, as the impact of such regulations on the amount

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15 For a summary of the types of transactions in derivatives instruments used by the Treasury’s Debt Directorate please see Section III.3 of the Public Debt Report 2014.
16 A 2008 document jointly drafted by experts at the OECD, the IMF and the World Bank outlines that practice adopted by many sovereign debt managers, emphasising that “The implementation of the debt strategy may include the use of derivatives to separate funding decision from the optimal portfolio composition decision, reduce the cost of borrowing, and manage risks in the portfolio (in particular interest rate refixing risk and refinancing risk).” OECD (2008) “Use of Derivatives for Debt Management and Domestic Debt Market Development: Key Conclusions”.

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of debt stock could not be ignored, even though it did not correspond to actual market transactions, but merely to accounts held. Transactions in derivatives should have hence complemented issuing activity to achieve public finance objectives in debt management, and thereby contribute to the lengthening of the average refixing period and of the financial duration of the debt17, based on market conditions and considering possible accounting effects on debt management produced by European regulations.

Means for implementing the objective of debt cost containment with focus on cost/risk profile

Issuing decisions with respect to domestic and foreign securities

In line with the content of the 2015 Guidelines, and in consideration of the above-mentioned objectives in terms of average life, duration and average refixing period and in view of the results of an analysis of the cost/risk trade-off, the issuing policy for 2015 aims to:
a.
adjust the BOT issues to arrive at end-2015 with a stock in line with that of 2014, guaranteeing regularity to the 6- and 12-month maturities, yet maintaining the maximum flexibility for the quarterly or flexible BOTs, issued only in the event of specific cash needs;

b.
modify the flow of CTZ placements so as to obtain a just moderately positive net flow of issues – considering the reduced volume of maturities – with the aim of reducing the CTZ quota in relation to the debt;

c.	reduce the issues of the 3- and 5-year BTP segment, both in absolute terms as well as in relation to the total issuances compared to 2014, while safeguarding the regularity of the issues;
d.	increase, in a way that is compatible with demand, the volumes of 7- and 10-year BTP issues, in a context characterised by regular placements;
e.	increase the volumes of 15- and 30-year BTP issues offered in relation to the total issues as compared with 2014, while always taking into account the demand status;
f.	maintain continuity of CCTeu issues, yet reduce their end-year debt quota and seek to favour the 7-year maturity out of the new securities;
g.	adjust the BTP€i issues so as to merely marginally increase their end-year debt quota, considering there would be no maturities in that segment;
h.	offer a single placement of BTP Italia securities with maturities even over six years, aimed at also containing overall exposure to inflation in a year in which maturities are absent;

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17 Pursuant to the 2005 Budget Law (Law No. 311 of 30 December 2004), certain derivatives contracts were executed with reference to public entity mortgage receivables transferred to the Treasury from the budget of the Cassa Depositi e Prestiti, following the transformation of the latter into a joint-stock company (Article 5 of Decree-Law No. 269 of 2003 – a decree attached to the 2004 Budget law - converted, with amendments, by Law No. 326 of 2003). The notional amount of these contracts is just over 2 percent of the Treasury’s entire derivatives portfolio, as shown in detail in Table IV.9 (Chapter IV). These contracts are not included in public debt management, and accordingly, are not addressed in this Report.

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i.
assess the possibility of issuing on the U.S. dollar market again; continue to issue MTN programme securities to meet the needs of primary institutional investors, in response to specific requests and at a lower financing cost as compared to that of comparable domestic instruments, thereby also avoiding negative repercussions on normal issuances in a public format.

Debt management transactions

To achieve the objectives cited above, the Treasury can also make use of non-recurring debt exchange transactions, repurchases of government securities and of derivatives.
Debt exchange and repurchase transactions are public debt management instruments aimed at containing refinancing risk, reshaping the maturities profile and facilitating, at the same time, the liquidity and efficiency of government securities on the secondary market. Unlike ordinary issuing activity, the execution of these transactions does not follow a pre-set calendar, but depends on the Treasury’s specific needs and market conditions. Participation in the non-recurring transactions is normally reserved for the Government Bond Specialists.
More specifically, the debt exchange transaction consists of the issuing of a security against the simultaneous repurchase of one or more securities outstanding. It therefore entails the exchange of government securities of different maturities, which can favour containment of the refinancing risk. For these transactions, the Treasury may use the Bank of Italy auction system or the electronic trading system.
The repurchase transactions are, on the other hand, operations through which the Treasury reimburses government securities outstanding in advance of maturity. The financial resources used for this purpose may be drawn from the Liquidity Account or the Fund for the Amortisation of Government Securities. Repurchase transactions may be executed through a Bank of Italy auction or through bilateral agreements.
As stated in the 2015 Guidelines, in 2014 the Treasury therefore made significant use of the non-recurring swap debt exchange and repurchase transactions among the instruments available to it in view of the high concentration of maturities forecast for the years of 2015 and 2017.
The Guidelines did not rule out the Treasury’s use of non-recurring transactions with more frequency also in 2015, pointing out that these would be in any event dependent upon conditions prevailing on the secondary market and, for repurchases, the balances in the Liquidity Account and the Fund for the Amortisation of Government Securities.
Finally, the opening of new derivatives positions, taking into consideration the tangible constraints with regard to prudential supervisory regulations affecting banks in the absence of collateralization, were to be limited to hedging through cross currency swaps for any new foreign-currency denominated issues. There also remained the need to monitor the portfolio of derivatives outstanding, intervening actively where possible, with the aim of contributing to achievement of the objective of debt cost containment with a focus on the risk profile and to paying appropriate attention to financial and market constraints.

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I.4	MONITORING AND MANAGEMENT OF THE LIQUIDITY ACCOUNT AIMED AT STABILISING THE BALANCE

The Liquidity Account for the Treasury service

In recent years, the Treasury, in collaboration with the Bank of Italy, adopted its own liquidity management aimed at improving its capacity to forecast the Treasury’s flows and the related balances.
The management project – known as OPTES – was also set up to satisfy the requests of the European Central Bank (ECB), which called for easing monetary policy through an efficient forecasting of the liquidity balances held by public entities at Eurozone national central banks.
In Italy, such liquidity balances are held mainly in the Liquidity Account, the account held by the Treasury with the Bank of Italy for the collections and payments that are recorded as part of the State Treasury service. The balance of this account is basically the sum of all accounts opened with the State Treasury. In line with EU regulations, which prohibit the central banks of Member States from granting any form of financing to their governments, the Account cannot carry a debt balance.
The balance of the Liquidity Account is noted for being highly volatile, as a result of both the number of entities moving funds through the State Treasury, as well as the importance of certain cycle flows, normally occurring monthly. In particular, tax revenues are found to have a strong impact on collections, which tend to be concentrated in a few days in the second half of the month. Whereas among payments, disbursements of pensions stand out (mostly made on the first working day of the month) as having a strong impact on payments. The issues, and further still, the maturities of government securities may cause strong fluctuations in the Liquidity Account balance.
The obstacles encountered led to the decision in 2015, as in preceding years, that the Treasury continue to pursue a specific strategic objective of “monitoring and managing the Liquidity Account availability aimed at stabilisation of the balance”.

OPTES programme

Liquidity management – or cash management – consists of daily transactions aimed at ensuring an adequate level of available liquidity, in relation to the multiple movements of the State Treasury. This activity is strictly linked to public debt management, and forms the means for tying in the issuance of medium-/long-term securities with the daily fluctuations of the Liquidity Account. As already stated, the use of cash management comes into play in the sphere of the so-called OPTES programme, which monitors Treasury balances and flows and the execution of money-market transactions.
The monitoring is based on a continuous exchange of information between the
MEF and the Bank of Italy, with forecasting and final data related to all of the collections and payments through the accounts held at the State Treasury and with the consequent estimation of the Liquidity Account’s balance.

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The use of cash management instruments involves, instead, transactions on the money market, through daily auctions and possible bilateral transactions, in which the Treasury normally employs its liquidity. The Treasury’s active liquidity therefore consists of both the balance in the Liquidity Account as well as the amount of deposits made in relation to the daily OPTES transactions with financial intermediaries.

The regulatory framework for liquidity management in 2015

The General Directive for the administrative action and management of the Ministry of the Economy and Finance for 2015 provided for the monitoring and management of the Liquidity Account with the aim of stabilising the balance; this would be based on a careful assessment of trends affecting the account, the use of cash management instruments and the monitoring of credit risk linked to these transactions, while taking into account government securities issuing strategies.
In this respect, with reference to liquidity management transactions, the Guidelines expected the Treasury to have maintained its continuous presence on the money market, with short- and very short-term maturities, and through the OPTES programme that provides for a daily transactions activity. It furthermore specified that the carrying out of its transactions consisted chiefly of holding auctions or bilateral negotiations on liquidity deposits, with overnight or longer maturity, in relation to the borrowing requirements and market conditions.
From a regulatory point of view, the Framework Decree referred to liquidity management, essentially referring back to the relevant ministerial decrees dated 29 July 2011 and 25 October 2011. 2015, however, started with some relevant and significant regulatory innovations, seeing as the Stability Law 2015 (L.190/2014) generated some changes to the Consolidated Public Debt Act, with the aim also of bringing national regulations in line with recent ECB directives.
In fact, on 5 June 2014, the European Central Bank had announced the reduction in the monetary-policy rates corridor, setting the deposit facility rate at a negative figure for the first time (at -0,10 percent). This intervention had important consequences on the entire monetary system, also because it was accompanied by ECB regulations that set the application deposit facility rate at a negative figure thereby penalising deposits held in Eurozone central national banks that exceeded the near zero threshold. These regulations affect deposits held by both financial institutions as well as by public administrations. More specifically, the new regulations have introduced the application of the deposit facility rate – if negative – on government deposits that exceed a rather contained predefined threshold which, for Italy, is of 0.04 percent of GDP.
The lowering of the Euro Area reference rates and the change in the system for government deposits held at national central banks have penalised the balances held by the Treasury with the Bank of Italy, providing a disincentive for the placing of restricted deposits with the central bank. From a regulatory standpoint, this has made interventions necessary to allow for an analysis and the identification of the actual limits of government deposits subject to the ECB decisions, and to then be able to adopt solutions aimed at achieving a uniform and efficient liquidity management.

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In more detail, the regulatory intervention introduced by the 2015 Stability Law concerned Articles 2, 3, 5 and 44-52 of the CPDA and principally pursued the objective of adapting the national legislation to meet needs created by recent EU provisions, while also cutting back on certain procedures and thus facilitating the movement of the Treasury’s liquidity and a more efficient use of public debt management instruments.
The arrangement used to determine the management and remuneration of the cash balances held in the Bank of Italy must conform with the ECB directives, with the possible application of negative interest rates, in line with monetary policy decisions. In this respect, the regulation has provided that the limits of government deposits subject to monetary policy directives are defined by the designated decree issued by the Ministry of the Economy and Finance, in agreement with the Bank of Italy.
Another significant change concerned the balances of the Fund for the Amortisation of Government Securities, related to the above-mentioned ECB directives since the latter pertain to all total government deposits and do not permit distinctions to be made between deposits according to specific, related purposes. The regulation has therefore provided for the transfer of the Fund for the Amortisation of Government Securities to the Cassa Depositi e Prestiti S.p.A., in order to contain – to the degree possible – the application of penalising interest rates on the balances concerned.
In 2015, preparations were therefore made for a demanding year ahead, one in which the objectives of achieving a new regulatory framework would be pursued, by identifying solutions that are effective yet far from easy, in line with EU directives and, at the same time, consistent with the needs of the MEF and with money-market conditions.

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II.1	MONETARY POLICIES AND THE MONEY MARKET IN THE EURO AREA

Monetary policies in the Euro Area

2015 was characterised by a European macroeconomic context with low growth prospects in GDP and commodity prices, despite efforts by the European Central Bank to use all measures and new, non-conventional instruments at its disposal, to cope with the risks involved in such a prolonged period of low inflation.
Already at the time of the 4 December 2014 press conference given by the ECB Governing Council, the latter believed the stimuli produced by the provisions then in place to be inadequate, and had expressed intentions to speed up the technical preparation of further non-conventional measures, which, if necessary, would be promptly adopted. These statements implied that a wide-ranging Quantitative Easing (QE) programme would soon be launched and would include direct purchases of government bonds issued by Euro Area Member States, by implementing the Asset Purchase Programme (APP) that began in 2014.1
The expected expansion of the APP was announced on 22 January 2015 by the ECB Governing Council, allowing also for the purchase of central government bonds issued by Eurosystem countries. In this way, combined monthly public and private asset purchases would amount to a total of €60 billion. The new programme, entitled Public Sector Purchase Programme (PSPP) was launched on the secondary market on 9 March, and was planned to continue up until September 2016 or until improvements in the inflation profile became discernible. Purchases would take place and be divided on the basis of the ECB’s capital key by Euro Area central banks, each with an initial share purchase limit set at 25 percent.

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1 At its 4 September 2014 meeting, the ECB Governing Council had announced, starting October, two purchasing programmes involving refinancing operations: one related to securitised assets such as ABS (asset-backed securities), on the basis of which the Eurosystem can acquire securities issued credit securitisations in the non-financial private sector of the Euro Area, and the other related to bonds guaranteed and issued by monetary financial institutions based in the Euro Zone (covered bonds).

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These interventions, in addition to preceding monetary-policy measures, have in fact produced significant results on the financial markets, contributing further to bring down the main money-market rates and lessen the debt load held by businesses and families, whose requests for credit have been facilitated.
Furthermore, on 25 March and 24 June the third and fourth operations aimed at longer-term refinancing were announced. Known as Targeted Longer-Term Refinancing Operations (TLTRO-I and II), TLTROs are aimed at supplying credit to the non-financial private sector. These operations consist in the carrying out of quarterly auctions for two years, starting September 2014, and are aimed at improving the monetary-policy transmission mechanism and facilitating the conditions for the disbursement of credit to the real economy, while also promoting economic recovery and the achievement of levels of inflation in line with the European Central Bank’s targets.2
At the meeting in early September, even in the face of the new risks of a decline in growth and inflation prospects, additional ECB accommodating monetary-policy measures were announced. Specifically, in relation to a government asset purchase programme, the ECB decided to increase the single issue share limit, after the first six months of purchases, from 25 percent to 33 percent.
The combined effect of these interventions was that of producing a yet more marked increase in the banking system’s liquidity, to the extent of causing a highly reduced participation at the fifth allocation of the TLTRO on 30 September.
The expansive operations conducted by the European Central Bank during 2015 widely favoured the flow of credit to the private sector and an additional moderate curve towards historically low levels of the main money-market rates. This demonstrated the capacity of such instruments, which did not however lead to satisfactory results in terms of inflationary trends.
At its meeting on 3 December, the ECB Governing Council then intervened again with various provisions. First of all, the monetary-policy rates corridor was revised through a lowering of the interest rate on the deposit facility by 10 basis points to -0.30 per cent. The interest rate on the main refinancing operations (MRO) and the rate on the marginal lending facility (MLF) instead remained unchanged, at 0.05 percent and 0.30 percent respectively.
The interest rate on the main refinancing operations and the rate on the marginal lending facility remained unchanged at their levels of 0.05% and 0.30% respectively during 2015. The TLTROs are targeted operations, as the amount that banks can borrow is linked to their loans to non-financial corporations and households.

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2 In TLTRO transactions each operator has access to financing proportional to the total borrowing already supplied to the non-financial private sector of the Euro Area (excluding house mortgages for households) and the liquidity conceded through this type of operation may be returned by the counterparties after 24 months and not later than September 2018.

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FIGURE II.1: ECB MONETARY POLICY: INTEREST-RATE CORRIDOR 2012-2015 (rates in %)

At the same meeting held in December 2015, it was decided to extend the APP: the monthly purchase of €60 billion under the APP would continue to run until end-March 2017 or, if necessary, beyond, until the ECB could see adjustments consistent with its aim of achieving inflation rates below, but close to, 2% over the medium-term period. Moreover, the PSPP’s types of purchases increased to include euro-denominated marketable debt instruments issued by regional and local public administrations of the Eurosystem. Furthermore, it was decided that the principal payments on securities purchased under the APP as they mature, for as long as necessary, would be reinvested in the same project.
The ECB also reaffirmed its intention to continue conducting the main refinancing operations and those longer-term ones with 3-month maturity through fixed rate tender procedures with full allotment for as long as necessary, and at least until the end of the last reserve maintenance period of 2017.

Finally, in the last month of the year, the sixth TLTRO allocation took place on 16 December and was marked by a very contained participation, as had been the case in September.

The Euro Area money market

As already seen, the 2015 market trend was significantly impacted by the ECB’s monetary-policy decisions, starting in 2014 and extending significantly throughout the following year.
In fact, with the decisions taken in June 2014, the ECB had cut the reference rates for the sixth consecutive time, setting a negative rate for the first time – the deposit facility interest rate at -0.10 percent. They had also established that government deposits held in national central banks that exceeded a threshold of 0.04 percent of the GDP would be penalised by being subject to the deposit facility when negative. A similar penalty had been introduced for financial institutions that hold liquidity at a level above the reserve requirement.

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These and many other interventions put into action during 2014 had already led to interest rates being reduced to extraordinarily low levels and generated a huge liquidity injection into the money market, causing a decisive fall in resources demand.
As mentioned, during 2015, although the reference rate for the Eurosystem (main refinancing operations, MRO) and the marginal lending facility (MLF) remained unchanged at 0.05 percent and 0.30 percent respectively, the deposit facility (DF) rate was reduced in December 2015 by an additional 10 basis points, from -0.20 percent to -0.30 percent. With this arrangement the ECB therefore adopted a monetary policy approach that widened the corridor rates downwards: whilst maintaining unchanged and in positive territory the cost of borrowing from the system’s liquidity, the penalty rate applied by the central bank to excess balances was increased. These arrangements are therefore attempting to have an impact on credit supply to the economic system and to promote a more efficient functioning of interbank market liquidity.

As for monetary market rates, during 2015 there was a continuous decline, which led to yields being firmly placed in negative territory. This trend is summarised below in Figure II.2 by the 3-month EURIBOR rate (Euro Interbank Offered Rate), which at the start of the year was still positioned at positive levels, even if close to zero, but gradually declined to ever more negative levels.

FIGURE II.2: TREND OF OVERNIGHT MONEY MARKET RATES AND RATES AT OPTES AUCTIONS IN 2015 (rates in %)

The cut in the deposit facility (DF) by the ECB in December immediately led to a variation in the EONIA (Euro OverNight Index Average) rate, the money market’s reference rates on very short-term maturities. This situation is clearly shown by the Figure above, which demonstrates the associated decrease in the two rates at year-end. Furthermore, an analysis of the trend of the EONIA rate in 2015 shows how it is coming closer to the DF level, gradually differentiating itself from the MRO rate; this may be viewed as a clear symptom of excess liquidity in the system.

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II.2	EURO AREA BOND MARKETS

During the final months of 2014, the macroeconomic indicators, both final and leading, did not predict any clear signs of a European economic consolidation in terms of real interest rate and inflation growth, with the latter still far from reaching the European Central Bank target, and confirming the overall trend that had emerged with regard to the remainder of the year. This macroeconomic context fostered a decline in European government securities rates which was distributed quite generally across the entire range of the yield curve, starting from very short-term maturities up to longer ones such as the 30-year segment.
What drove the trend in government securities rates, both in the last months of 2014 and the beginning of 2015, was largely the anticipation – later confirmed – of an intervention of an extraordinary nature on the part of the ECB aimed at bringing inflation rate expectations back to levels in line with its objective. On 7 January, following the publication of Eurostat’s HICP3, that showed the December annualised rate of inflation at -0.2 percent and the fall in oil prices headed towards 50 USD a barrel, market participants’ expectations regarding an imminent, additional move by the ECB became widely prevalent. However, in this instance the markets turned less towards traditional political monetary interventions, to do with the rates or monetary aggregates, but rather towards the use of non-conventional instruments such as Quantitative Easing. The effects of these expectations on absolute rate levels and on the slopes of the curves became increasingly evident. Participants, in fact, expecting the ECB intervention (then confirmed by decisions made by its Governing Council transmitted at a press conference held 22 January), began to preempt the ECB action by accumulating massive purchase orders largely of government securities issued by Euro Area countries, and above all, those that were offering the highest yield. Therefore, from January until the first ten days of March 2015, the absolute rates on 10-year maturities of countries such as Italy and Spain were reduced by over half a percentage point, while that of countries like Germany and France declined by about one-quarter of a percentage point.
At the above-mentioned ECB January meeting, details regarding the QE were communicated under the title of Public Sector Purchase Programme (see in-depth Focus provided below). Following the launch of the operational programme in March, the tendency towards reductions in rates continued, albeit with greater intensity in so-called “core” countries, namely Germany and France, which has consequently brought with it a progressive weakening of the trend of reduction in the rate spread between the “core” countries and the “non-core” ones like Italy and Spain. In fact, at mid-March, the Italy-Germany spread on 10-year maturities reached a minimum level of approximately 90 basis points, after having started off at about 140 basis points at the beginning of January.

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3 HICP: the acronym for Harmonised Index of Consumer Prices, which measures consumer price inflation in the Euro Area.

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FOCUS
Implementation details on the Public Sector Purchase Programme (PSPP)

On 22 January 2015, the Governing Council of the European Central Bank (ECB) announced its programme of making purchases of marketable debt instruments issued by Euro Area central governments and public agencies, as well as European supranational institutions, known as the Public Sector Purchase Programme (PSPP). Government bonds have therefore become a part of the assets acquired by the Eurosystem – along with the ABSs and the government-guaranteed bank bonds – aimed at supporting expectations regarding inflation and, more generally, at stimulating economic activity by reinforcing business and consumer confidence.

With the implementation of the PSPP, the Eurosystem proposed to conduct purchases gradually and with the use of a wide base of instruments, aimed at achieving neutrality vis-à-vis the market and to avoid interference with the market price formation mechanism. In its decisions of January 2015, the ECB announced an intervention period lasting until at least September 2016 and, in any case, until the ECB Governing Council sees a sustained adjustment in the path of inflation, consistent with its objective of achieving inflation rates below, but close to, 2 percent over the medium term. The overall size of the programme of public and private (ABSs and government-guaranteed bank bonds) asset purchases amounted to €60 billion per month.

During 2015, purchases of securities under the PSPP were distributed among the national central banks (NCBs) on the basis of their respective shares of participation in ECB capital (capital key).4 Part of the purchases, equal to 8 percent of the total, was executed by the ECB itself; an additional 12 percent was carried out by the NCBs, having exclusively involved securities of a number of European supranational institutions. These two shares, equivalent to 20 percent of PSPP asset purchases by NCBs, will be subject to a regime of loss sharing. With regard to the sharing of possible losses, risk management for the remaining 80 percent will fall upon the individual NBCs. This share comprises public national bonds acquired by each NCB on the basis of a criterion of specialisation, calling for each NCB to conduct purchases of securities issued by its own national government.

PSPP purchases in 2015 involved bonds with a life of between two and 30 years; the programme also includes inflation-indexed and variable rate coupon government securities (therefore, in Italy’s case, even the BTP€i, BTP Italia and CCTeu). The PSPP allowed into its programme transactions that had a secondary market yield, when purchased, above the Eurosystem’s overnight deposit rate. Finally, additional limits on issues were introduced in order to avoid distorting the market price-setting process and/or potential obstacles to the possible application of Collective Action Clauses (CAC). Specifically, the issuances respected the 33 percent limit on each individual issue5 and that of 33 percent on debt securities issued by each national government and public agency in the Euro Area or by European institutions. Respect of the two thresholds was assessed by taking into account the overall holdings of the Eurosystem, also in terms of aims other than those concerning monetary policy, including securities held in NCB’s investment portfolios.

Moreover, in order to preserve the markets’ liquidity and functionality, securities held by the Eurosystem after the purchases were made available by the NCBs to financial intermediaries though securities lending transactions.

On 9 March 2015, the Bank of Italy, on behalf of the Eurosystem, started making purchases of Italian public sector securities. The purchases were carried out on the secondary market through the main national and international dealers.

Between 9 March 2015 and the end of the year, the Bank of Italy purchased around € 62 billion of bonds, with a total value of slightly more than €71 billion due to the bonds’ prices

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4 Italy’s capital key is approximately 17.5 percent.
5 The threshold was raised from 25 percent to 33 percent with the decision of 3 September 2015.

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which for the most part were issued at a premium. Purchasing activity during the course of 2015 was very constant (the daily average of purchases was slightly over €300 million) and distributed in a way that was consistent with the actual debt structure based on the residual life of each security. Hence the purchases were conducted in a neutral manner with regard to debt management policy, without excessively influencing certain maturities or segments of yield curves. At end-2015 the average residual life of the PSPP portfolio made up by Italian government bonds was of 9.3 years (for the overall public bonds bought by the Eurosystem it was equivalent to 8 years).

As of 2 April 2015, securities purchased under the PSPP were made available for securities lending, to avoid non-compliance phenomena and to counteract distorted market episodes. The securities lending service takes place in a decentralised manner by Eurosystem national central banks, and is provided by the Bank of Italy6 through the international central securities depository Clearstream and includes fail coverage activities in support of settlement (Automated Securities Lending and Borrowing Service – ASL) and strategic market activities (Automated Securities Lending Plus – ASLplus). These transactions take place on a cash neutral basis under the system’s liquidity profile: collateral-guaranteed spot transactions are offset by complementary transactions for the same value date, and in principle, with the same counterparty.

From the standpoint of the impact on the market’s functioning, the analyses carried out and the feedback received from market participants, the purchases of Italian government bonds under the PSPP do not appear to have had particularly significant consequences during 2015. Market dynamics continued to produce their own effects; there was neither an apparent structural change nor changes in its operations or participants. Despite the continuous presence of the central bank in purchases, neither were particular tensions noted on the securities outstanding overall nor problems related to a lack of availability on the securities’ settlement days. In this sense the repo market (market sale and repurchase agreement collateralised with government bonds) has carried out its essential function satisfactorily, guaranteeing successful trading on the repo market. Even the listing of securities on the repo market has been quite steady and does not appear to have been affected by the central bank’s purchasing activity.

The feedback received from participants has collectively confirmed that the central bank’s purchasing programme has not altered the liquidity or the process of trading in Italian government bonds.

The scenario at the end of April, however, changed radically. After months of accumulated positioning on a number of Euro Area countries’ securities, various market participants put in place concrete strategies. This took place in a context that was characterised by a degree of liquidity that was in any case structurally inferior to that of the years preceding the financial crisis beginning in 2007-2008, leading to a sudden rise in the bond yields of all European countries. From 28 April, in a little less than a week, yields on German and French 10-year issues rose more than 40 basis points (0.40 percent) and the Italian yield by about 35 basis points. In just a few days, the movement reached 20 basis points, even in the absence of any specific news sufficient to induce these kinds of market dynamics.
The volatility described above has triggered an extensive debate between sector analysts and participants on the subject of the liquidity of government bonds on the secondary market, bringing to the fore several considerations that

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6 This service came into operation on 11 May 2015.

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had already emerged as the result of certain market events during 2014.7 There was a renewed questioning of the underlying causes of market reduction in structural liquidity, to which there continued to be two prevailing replies: on the one hand, the diminished capacity of dealers and market makers to absorb the shocks dealt by elevated directional buy/sell flows, mainly due to the strong deleveraging process that many banks had undergone after the crisis and reorganisation within the regulatory framework for banks and financial intermediaries at both global and European levels; and on the other hand, the spontaneous aggregation processes in the asset management industry that led to a sharp concentration of securities positions at the few large investment funds available.
With regard to the first case, new regulations defined a revision of the business model for many investment banks, taking into consideration the heightened cost of capital and a series of new criteria to be used to place that capital within different operational areas; as for the second case, the highest level of asset management concentration not only determined the conditions for holding massive amounts of liquidity managed by only a few stakeholders, but it also provided an incentive to the so-called herding behaviour, on the basis of which investment choices made by a significant number of smaller investors are increasingly led by the few large investors, bringing about a significant, growing  uniformity in market views with those of the chief players. This shows that market fluctuations tend to become increasingly more sudden and expansive, as the market is unable to find a solid base of counterparties characterised by diversified investment choices and therefore also dissimilar to each other. The market’s strong inversion at end-April continued in the months of May and June, aided by the concurrent talks between the Eurogroup and the Greek government on extending a bail-out plan and the related risks of a breakdown, which could have led to Greece’s failure to reimburse securities reaching maturity and technically defaulting with all the risks involved, not least of which being having to exit the Euro Area. The matter reached more dramatic proportions when, in the month of June, Greece decided to hold a popular referendum on whether to accept the bail-out conditions proposed by the Eurogroup. Although the outcome was against the plan’s adoption, during the following days the Greek government and the Eurogroup were in any case able to conclude their agreement and update the bail-out plan. A degree of recovered optimism on the markets allowed for a decline in rates, also allowing for a renewed reduction in the Italy-Germany spread for 10-year maturities, after having reached a peak of 210 basis points in the wake of this latest Greek crisis.
This new phase of optimism was, however, short-lived, seeing as the state of the world economy had once more become a chief concern with, from one angle, increasingly concrete signs of a slowing down of the Chinese economy and its resulting effects on emerging countries  – the economies of which are particularly tied to the export of primary products – and, from another, the continuing fall in oil prices, resulting from both geopolitical causes and the perception of a global economic slow-down in and of itself. In this context, the trend in government

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7 For more information see Chapter IV, Public Debt Report 2014.

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securities rates during the summer months lacked any real direction, with rather wide variations in the fluctuation bands, due also to the typically scarce liquidity at this time of year.
On the other hand, September started off with on a relatively positive note, after an ECB meeting on 3 September at which an increase was announced, within the public sector purchase programme, in the issue share limit from the initial limit of 25 percent to 33 percent of nominal volume circulation. This intervention, together with other signals sent out during the press conference that followed, persuaded the intermediaries to anticipate additional ECB action if the measures taken failed to effectively restore a stable process aimed at returning to inflation levels at close to 2 percent. Another positive impetus given to the performance of the bond market – increasingly driven by the expectations and outcomes of the various central banks’ meetings – came as a result of an ECB meeting on 22 October, at which a multitude of risks was outlined: growth well below its potential level; a fall in the price of oil; appreciation of the euro’s nominal exchange rate and an excessive correlation between short-term consumer price dynamics and long-term expectations. Consequently, once again expectations were established among institutional investors that there would be a timely intervention on the part of the central institution if these risks should become more marked. Rates have therefore resumed a downward trend in all of the Euro Area’s government bond curves and on all points of the yield curve. This trend has enabled the Treasury to finance itself for the first time at negative rates: on 28 October 2015 an auction was held of 6-month BOTs at a rate of -0.05 percent.

The last part of 2015 saw yet again a change in the market participants’ disposition. Even though expectations regarding the ECB’s future moves continued to play a decisive role in stabilising markets, the decline in yields had substantially come to a halt in all European countries. Driving this phenomenon were the expectations of a rates increase on the part of the U.S. Federal Reserve (FED) – which was then postponed – and geopolitical factors causing uncertainty, linked firstly to expectations, and then to the outcome of electoral consultations, in October in Portugal and in December in Spain. In this context, the effects of worsening rates on core and peripheral markets were nonetheless limited thanks to the above-mentioned encouraging signs given by the ECB.

II.3	TREND OF THE MARKET OF THE ITALIAN GOVERNMENT SECURITIES

Trend of the yield curve

Overall, in 2015, the dynamics of yield rates of Italian government securities (see Figure II.3) displayed a change for the most part similar to that generally shown by securities of other issuing European governments. The macroeconomic events and monetary policies that have taken place have had rather homogeneous effects over the whole Euro Area, as described in more detail in the preceding paragraph.

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FIGURE II.3: TREND OF EUROPEAN GOVERNMENT SECURITIES YIELD CURVE – 10-YEAR MATURITY (rates in %)

During 2015, the yield ranges on the 10-year segment have been quite clear. In the month of March the minimum low of 1.12 percent was hit to then reach the year’s maximum in the month of June at 2.38 percent. However, a comparison between the yield levels at the start and end of the year shows that rates stayed almost unchanged or lowered slightly from 1.73 percent to 1.63 percent.

FIGURE II.4: MARKET RATES ON GOVERNMENT SECURITIES – 2-/3-/5-/10-/15-/30-YEAR ISSUES (rates in %)

In the case of more short-term instruments, aside from the BOTs, which had already shown negative yields on the secondary market during 2014, even rates for securities with residual life of up to two years entered, for the first time, negative territory. More generally, it should be noted how the whole nominal segment of the yield curve up to the 5-year segment showed more strength than the 10-year

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segment, with a change in rates that is markedly less volatile and a clearer long-term trend towards reduction as, for example, in the 5-year segment where the rate at the start of the year was 0.93 percent and declined to almost 0.55 percent at year-end. Hence, after the first quarter of 2015, during which market forces largely favoured the 10-year rate, the tensions that arose on the macroeconomic and geopolitical front – especially due to the initial absence of a deal on the financial assistance programme to Greece – penalised the intermediate segment of the curve. On the other hand, if one looks at the slope of the structure of final Italian rates across the entire range of 2- to 10-year issues, it can be seen how this has increased, moving from 97 basis points – the minimum at mid-March – up to about 160 basis points at the end of the year (see Figure II.5). Consequently, the ECB action has, both through the PSPP as well as the reduction in deposit rates, clearly allowed for a form of anchoring of all money market rates, which have inevitably steered short-term segment government rates to a relatively greater extent.

FIGURE II.5: YIELD DIFFERENTIAL BETWEEN 10- AND 2-YEAR GOVERNMENT SECURITIES (basis points)

Another key element during 2015 was that of the performance of the long-term stretch of the Italian’s yield curve, thanks also to the inclusion of issues of securities with up to the 30-year maturity in the PSPP. The position of 30-year maturities has in fact gone from approximately 3.20 percent at the start of the year to 2.70 percent at the year’s end. Therefore, the slope in the 10- to 30-year stretch of the curve declined by about 40 basis points, reaching a level of around 110 basis points (see Figure II.6). This aspect played a very relevant role for Italy with regard to that segment - the 15- and 30- year stretch – which has historically tended to sustain an extra cost that is decidedly above that of many other European issuers: in so far as this increase has been scaled down, spaces have been opened up that allow for the pursuit of an issuing policy aimed at lengthening the average life of debt in conditions permitting greater cost effectiveness.

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FIGURE II.6: YIELD DIFFERENTIAL BEWTWEEN 30- AND 10-YEAR GOVERNMENT SECURITIES, 2014-2015 (basis points)

Even the trend of the spread of Italian government securities as compared to that of the German government bonds (see Figure II.7) showed a profile similar to that of absolute rates of yield, with a compression in the yield spread in the first quarter, a widening up until the middle of the year and then, with the agreement reached between the EU and Greece, a gradual decline that stopped at around 100 basis points in the last months of the year.

FIGURE II.7: BTP-BUND YIELD DIFFERENTIAL ON 10-YEAR BENCHMARK, 2015 (basis points)

The improvement in perception of Italy’s credit risk was also reflected by the narrowing of differentials in Italian government bond asset swaps8, which measure the credit spread on Italian bonds against a monetary rate such as the 6-month

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8 Government bond asset swap refers to the spread to add to the 6-month Euribor rate to obtain a stream of 6-month Euribor-indexed variable cash flows equivalent, on present value terms, to those of the reference security.

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Euribor. Compared to end-December 2014, this differential shrank from +44 basis points to +6 basis points for 3-year BTPs, from +109 basis points to +63 basis points for 10-year BTPs and from +207 basis points to +115 basis points for 30-year BTPs.
While, as already discussed extensively, the performance of the Italian debt compared to money markets and countries with higher creditworthiness and is largely the result of ECB interventions. One should not, nonetheless, overlook the role played by improvements in the public financial framework which, as described below in Chapter III, saw in 2015, both a deficit level that remained steadily below 3 percent of GDP, as well as a debt-to-GDP ratio that, after consistently increasing over several years, finally stabilised. These outcomes mean that it is possible to confirm the structural improvement of public accounts even in view of a return to a positive real GDP growth, and therefore a definitive improvement in the perception of Italy’s quality as a debtor country by investors in its sovereign public debt market.

Trend of the secondary market

General premise

In 2015, the secondary market for government securities obviously suffered from the various events that characterised that year, but it also continued to supply interesting evidence regarding certain structural tendencies already mentioned in Section II.3 of this chapter, when it referred to the new ECB regulatory and supervisory framework in the banking and financial sector and the restructuring of the asset management industry. However, 2015 did bring with it an element of novelty that was widely predominant throughout the year, and that was the ECB’s continuous presence as purchaser, both with its central entity and through national central banks.9
The ECB’s presence on the market as a new, important counterparty – and the fact that its behaviour was characterised by regular operational modalities and sufficient transparency extending across all the government’s maturities profile (from two years to the 30-year segment) – has enabled market makers to carry out their role as dealers, placed between issuer and final investor, thus maintaining greater containment of the related risk of holding long positions on securities. The activities of these intermediaries have therefore been facilitated, consequently favouring the liquidity of the secondary market.
On the other hand, having a counterparty that trades sizeable volumes in only one side of the market, purchasing significant amounts on each bond, could represent a concrete risk in terms of liquidity reduction. This was not the case of the Italian government securities market in 2015, given also the high number of securities making up the public debt and the average available nominal amount of each of these.10

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9 See the in-depth Focus included in this chapter.
10 It should be added that in May the Bank of Italy established a securities loan mechanism through which it can in fact lend the market securities in its issues portfolio through purchases executed under the PSPP (see in-depth Focus at the beginning of the chapter). This mechanism was brought about by the international central securities depository Clearstream.

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Wholesale market and related contribution of Government Bond Specialists

The regulated MTS Italia platform, where dealers and market makers operate exclusively (known as the interdealer market), is the one on which the Treasury currently monitors and evaluates the Government Bond Specialists’ activity on the wholesale secondary market, and as such represents the point of reference for analysing changes in this market.

Repo segment

Compared to 2014, the volumes traded on the MTS platform in 2015 registered a significant decrease, which was particularly pronounced in the second and third quarters, but saw partial recoveries during the last months of the year.

FIGURE II.8: MONTHLY VOLUMES TRADED ON MTS PLATFORM (€ mn)

In terms of the various sectors (see Figure II.9), the BOT segment was the only one to show a degree of resilience – with an annual rate decrease of only around 4 percent. The sector that suffered most from the reduction in trading was that of the nominal BTPs, which suffered an annual decline of over 25 percent. Periodic reductions were seen also in all of the other segments – of the CCTeus, CTZs and BTP€s – albeit within annual percentage ranges closer to those of the BTPs than of the BOTs. The infra-annual data for the various segments reflect the overall trend, with very pronounced declines in the second and third quarters and a significant recovery in the last quarter, particularly in the case of BOTs and CTZs, which recorded volumes above those of the last quarter of 2014.
Therefore during 2015, despite the substantial presence of the ECB through the QE, the inter-dealer market for Italian government bonds witnessed a substantial contraction in volumes traded in the periods of the year that were characterised by heightened tensions, resulting in a considerably increased volatility.

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FIGURE II.9: QUARTERLY VOLUMES TRADED ON MTS, BY SEGMENT (€ mn)

When analysing the volumes by maturity ranges, it is clear in this case as well as that of very short-term securities (namely BOTs, CTZs and BTPs with residual life under the time remaining until end-year) had suffered a modest decline, while for all other segments – except for the 7-year segment – the reductions have been more substantial, even above 30 percent in many cases.

FIGURE II.10: QUARTERLY VOLUMES TRADED ON MTS, BY MATURITY (€ mn)

Liquidity, as already extensively discussed in other sections of this report, is a multi-dimensional phenomenon that lends itself to being measured on the basis of a number of different perspectives. Ordinarily the bid-ask differential on the market makes it possible to obtain an initial and immediate perception of the phenomenon even though its actual measurement remains one that is absolutely non-exhaustive. The figures that follow demonstrate the trends exhibited by this measurement of a series of maturities: the effects of a diminishing liquidity would appear to have had a particularly notable effect on long-term instruments, while the performance of the short-term ones was very satisfactory. As can in fact be

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deduced from Figures II.11a, II.11b and II.11c, for the points of the 3-year nominal BTP curve and of the CTZ the differential remained steadily within the range of a few one-hundredths of the price. The volatility of this differential on 5-year BTP and CCTeu segments has been more wide-ranging, while always remaining within contained levels. Among the long-term securities the performance of the 10-year BTP securities, as opposed to the 15- and 30-year BTP securities, has been very stable. The latter two spreads suffered a substantial widening, reaching up to 60 and 80 basis points on the price respectively during the year’s more turbulent phases.

FIGURE II.11a: BID-ASK DIFFERENTIAL ON 10-, 15- AND 30-YEAR BTPS, BENCHMARK SECURITIES, AS REPORTED ON THE MTS PLATFORM

FIGURE II.11b: BID-ASK DIFFERENTIAL ON 3- AND 5-YEAR CCTEUS AND BTPS, BENCHMARK SECURITIES, AS REPORTED ON THE MTS PLATFORM

The inflation segmen, in addition to being a segment which in 2015 saw a modest share of trading with respect to total government securities, showed an

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erratic movement on the bid-ask differential front, typical of securities that are characterised structurally by reduced liquidity.
In this case as well, it should be therefore noted how, in spite of the ECB having been actively trading in all of the segments (obviously excluding the BOTs and CTZs), as in 2014 the performances in terms of the liquidity of the different categories of instruments on the various maturities turned out to be widely differentiated and exceedingly tied to their intrinsic riskiness. This aspect tends to validate the theory that the phenomenon would appear to have been driven by structural factors linked to the development of market making and investors’ behaviours, which lead to their attributing far more weight to the risk characteristics affecting individual categories of securities.

FIGURE II.11c: BID-ASK DIFFERENTIAL ON 5- AND 10-YEAR BTP€IS, BENCHMARK SECURITIES, AS REPORTED ON THE MTS PLATFORM

Repo segment

Overall, in 2015, the repo market continued to play a fundamental role in ensuring the orderly execution of market-trading activity on the cash market, with volumes substantially in line with those of 2014. Although even this sector had been – and will be – impacted by the introduction of a number of excerpts from European legislation on the regulation and supervision of intermediaries and of financial markets, activity has continued to be quite vigorous on the part of market makers. After the migration, with reference to the new EU settlement cycle, to  T+211 came into force in October 2014, the importance of

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11 The change of settlement to T+2 as from 6 October 2014 was done as part of the measures aimed at removing cross-border settlement barriers at a European level, and was designed to increase the efficiency of the related process and the harmonisation in view of the migration to T2S (the new, ECB integrated European platform for managing securities settlement), while also reducing counterparty risk. In addition, European regulation on centralised management (Central Securities Depository Regulation – CSDR, EU Regulation No. 236 of 2012 and subsequent modifications) provides that the settlement of market transactions must occur, at the latest, within the second day subsequent to execution.

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tomorrow/next contracts was reinforced as one of the chief contracts used immediately after spot/next ones (see Figure II.12).12

FIGURE II.12: MONTHLY VOLUMES TRADED BY CONTRACT MATURITY ON MTS PLATFORM (€ mn)

Government Bond Specialists on the platform used for evaluation

The weight of the Specialists, valued in terms of volumes traded to total volumes traded on the MTS platform, has remained almost constant at around 90 percent even in 2015. The remaining quota of about 10 percent is mainly traded by other market makers (non-Specialists).13 A remaining quota below 1 percent is traded by operatives who are dealers, not market makers.

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12 The tomorrow/next contract is used when a transaction is settled on the next business day after the day of the contract and matures the following business day; the spot/next contract is when a transaction is settled two business days after the day of the contract and matures the following business day.
13 Pursuant to Article 1, Paragraph 5-quarter of the Consolidated Law on Finance (TUF), “market maker” is an entity that offers its services at trading venues, on a continuous basis, and is willing to trade as a direct counterparty by buying and selling financial instruments at prices it has established. Qualification as a market maker is one of the essential requirements for acceptance as part of the List of Government Bond Specialists pursuant to Article 23, Paragraph 1 of Ministerial Decree 216 of 2009.

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FIGURE II.13: ANNUAL VOLUMES TRADED BY SPECIALISTS ON MTS PLATFORM (percentages)

Government Bond Specialists’ trading activity with investors

Volumes traded

The secondary market for Italian government securities comprises a number of additional segments aside from the regulated market of reference, selected for the monitoring and evaluation of the Government Bond Specialists. The principal source of information on activities carried out at these other trading venues is the Harmonized Reporting Format (HRF) report, a highly standardised and shared model on a European scale, which the Specialists compile themselves documenting all their trading activities with their clientele, whether through trading platforms or bilateral transactions in electronic or vocal formats. Since 2014, this reporting contains complete information on individual transactions executed by the Specialists, with the exception of transactions carried out with the ECB and national central banks when the latter are operating with the aim of executing their monetary policies (QE), with an indication, for each of the trades, of the security, quantity, counterparty’s country, counterparty type, and the platform or means for negotiation.
In 2015, on the MTS cash segment, as on all of the aggregate of the other electronic and over-the-counter platforms, the trend of the monthly volumes traded profile saw a particularly sharp decline largely in the second and third quarters (see Figure II.14), with reductions of around 27 percent and 33 percent respectively. Whereas, on an annual basis, the decline, while significant, levelled off at around 15 percent, thanks to a good first quarter and a far more contained reduction in the final quarter.

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FIGURE II.14: MONTHLY VOLUMES TRADED BY SPECIALISTS ON PLATFORMS OTHER THAN MTS (€ mn)

Trades by type of counterparty

Information attained through HRF data, especially from the start of 2014, has taken on a far from negligible reporting significance, in that it can lead to highly in-depth analyses of the ongoing dynamics among investors in government securities. By gathering together the items of information contained in these reports, it is possible to monitor trends by segment, by geographical area and type of investor, as well as the liquidity present on the different trading platforms.
In relation to developments in demand by investor type, the charts below illustrate the trend of absolute volumes and net quantities (purchases less sales) traded by the main investor categories – banks, investment funds, pension/insurance funds and hedge funds – with the Specialists. As shown in Figure II.15, the chief investors in government securities were fund managers and banks, in terms of both absolute volumes and net purchases/sales. However, while the buy/sell flows of bank counterparties – after a particularly positive first quarter – showed a consistently downward trend, of over 50 percent compared to the first quarter, the investment funds maintained sizeable volumes throughout 2015, despite the decline as compared to the first quarter. It is worth noting how, for both the banks and the funds, net purchases were consistently registered throughout the whole year. With respect to 2014, the pension/insurance funds maintained constant trading flows in both absolute values as well as in terms of net quantities, even though they contributed relatively low percentage shares in comparison to the banks and investment funds. Finally, the hedge funds were generally net sellers of government securities and further reduced their presence with regard to absolute volumes traded.

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FIGURE II.15: QUARTERLY VOLUMES TRADED BY SPECIALISTS BY TYPE OF COUNTERPARTY (€ mn) – FUND MANAGERS, BANKS, PENSION FUNDS, INSURANCE COMPANIES AND HEDGE FUNDS

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Trades by geographic area of counterparty residence

As for the analysis of the trend of demand by geographic area (subdivided into two categories of investors: Italian and foreign), 2015 did not show any particular divergences (see Figure II.16) in behaviour between domestic and foreign investors. Italian investors, after an excellent first quarter, sharply reduced absolute volumes traded in the second and third quarters and marginally increased volumes traded in the last quarter, going from approximately €370 billion in volumes traded in the first quarter to just €250 billion in the fourth quarter. The trend of quarterly absolute volumes traded by foreign investors was quite similar, as was the reduction of volumes traded between the first and final quarters, which was in the region of €140 billion.
Even in terms of net quantity acquired by Italian and foreign investors, the outcome was close to identical between the two: both provided an important contribution, reaching between €15 and €25 billion each quarter.

FIGURE II.16: QUARTERLY VOLUMES TRADED BY SPECIALISTS BY GEOGRAPHIC AREA OF COUNTERPARTY RESIDENCE (€ mn)

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Trend of the BTP futures market

With regard to the trend of BTP futures contracts on Italian government securities with 10-year maturity – that which by far provides more liquidity than contracts on securities with 3- and 5-year maturities - Figure II.17 illustrates how the price trend correlates perfectly with the performance of the BTP benchmark on 10-year maturities.

FIGURE II.17: PRICE TREND OF BTP FUTURES AND TREND OF YIELD ON BTP BENCHMARK ON 10-YEAR MATURITIES (inverted scale on the right, in %)

It should be noted how the BTP futures contract on 10-year maturities continued to gain strength in terms of volumes and liquidity in 2015 (see Figure II.18).

FIGURE II.18: VOLUMES TRADED ON THE EUREX MARKET OF BTP FUTURES CONTRACTS ON 10-YEAR MATURITIES (number of batches traded)

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From this viewpoint, using this instrument has become a means of protection against risks on the part of BTP holders, therefore increasing the desirability of purchasing of the Italian bonds by an increasingly wide-ranging pool of investors. On the other hand, in their daily trade flows, market intermediaries report trading activity on the futures segment carried out with counterparties with investment strategies based on macroeconomic analyses, or aimed at covering the risk taken by holding positions assumed on national asset classes other than sovereign debt. One cannot therefore exclude the existence of a degree of activity on BTP futures contracts that is detached from needs strictly tied to transactions in Italian debt securities, but which inevitably has consequences on the latter’s pricing activity, as the two instruments (securities on the one hand and futures contracts on the other) require a high level of correlation. It therefore follows that in certain phases or moments on the market, insofar as it is the futures market that is giving direction to the securities market and not vice versa, the latter market may feel the effects of strategies based on macroeconomic views (known as macro-hedges) and/or risk coverage derived from asset holdings in other sectors of the national economy.14

Trend of the sovereign Italian CDS

As Figure II.19 illustrates, the pricing trend of credit default swaps (CDS) on Italian sovereign securities with 5-year maturity (in USD) displayed a trend similar to that of the BTP-Bund spread on the same maturity. However, a more detailed analysis leads to recognition of some differences that became apparent in the trends of the two variables during the course of the year.

FIGURE II.19: PRICING TRENDS OF ITALIAN AND GERMAN CDS (USD) FOR 5-YEAR MATURITIES AND OF THE BTP-BUND SPREAD FOR 5-YEAR MATURITIES (basis points)

During the first months of the year and up until June, the BTP-Bund spread’s volatility was decidedly lower: once the PSPP had been announced this variable

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14 For example, in the case of banks and large companies of national importance.

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fluctuated within a range of around 20 basis points while, in the same period, the CDS moved approximately twice as much. In some way, therefore, the ECB action resulted in a stabilisation of yield differentials between securities affected by the same purchasing activity of the central bank. With the intensification of the Greek crisis, and in spite of the PSPP, the spread’s level rose until it essentially reached the level of the CDS and displayed a degree of volatility similar to that of the latter. From this viewpoint, it is possible to affirm that the PSPP has proven to be essentially neutral in tense situations when perceptions of credit risk are heightened. During the second half of the year the securities spreads continued to narrow, due also to the effect of ECB purchases, while the CDS were characterised by the same dynamic, albeit in a less marked manner.

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III.	PUBLIC FINANCE FRAMEWORK

III.1	TREND OF STATE SECTOR BORROWING REQUIREMENT

In 2015, the State Sector cash balance was a deficit equalled €59,079 million, lower than that of 2014 by €16,675 million, and as compared to estimates calculated at end-2014 by approximately €10 billion.
The improvement with respect to 2014 stemmed both from an increase in the current account balance (+€6,651 million) and the increase in the balance in relation to financial transactions (+€10,219 million).
Among payments made in 2015, those that decreased were to social security institutions (-€468 million), local government institutions (-€1,569 million) and other local administrations, excluding the Regions and health expenditure (-€1,487 million), as well as transfers to the Treasury’s accounts from cash balances held by the Chambers of Commerce.1 In addition, transfers to the European Union decreased (-€1,015 million) and spending on interest payments (-€6,784 million), including that on the State Treasury’s current accounts which has itself decreased by €1,738 million.
There were increases on current transfers to households (+€5,739 million), partly due to the €80 bonus payment2, aside from sums for tax reimbursement and compensation (+€11,566 million)3 and the transfers to State Railways (+€1,012 million) and to Poste Italiane S.p.A. (+€1,062 million), for the payment of arrears on the 2012 programme contract.
The improvement in the financial transactions balance is due to the fact that 2014 saw the disbursement of approximately €2,800 million for the final capital subscription to the European Stability Mechanism4 and the outflow of around €12,400 million for loans awarded to local entities for the liquidity to pay the public administration debts.5 In 2015, the above-mentioned loans decreased to approximately €3,750 million while, on the other hand, funding for the structuring of the Regions’ liabilities went ahead for a sum of around €3,240 million.6

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1 Decree-Law No. 190 of 23 December 2014.
2 Decree-Law No. 66 of 24 April 2014; converted with amendments in Law No. 89 of 23 June 2014.
3 Decree-Law 175/2014.
4 Law No. 116 of 23 July 2012.
5 Decree-Law No. 35 of 8 April 2013; converted with amendments in Law No. 64 of 6 June 2013.
6 Article 45 of Decree-Law No. 66 of 24 April 2014; converted with amendments in Law No. 89 of 23 June 2014.

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TABLE III.1: STATE SECTOR – CONSOLIDATED CASH ACCOUNT (data in € mn)
	2014	2015
Current receipts	516,290	543,970
including interest income	1,394	702
Capital accounts receipts	3,721	2,001
Total receipts	520,011	545.971
Current payments	556,332	577,361
Including interest expenditure	80,825	74,041
Capital account payments	23,370	21,845
Total payments	579,702	599,206
Financial accounts: net primary balance	19,740	20,104
Net interest expenditure	79,431	73,339
Financial accounts: net balance	-59,691	-53,235
Financial accounts	-16,063	-5,844
Primary balance	3,677	14,260
Final receipts	521,834	548,150
Final payments	597,588	607,229
State Sector balance	-75,754	-59,079

III.2	MATURITIES, ISSUES AND COVERAGE OF THE STATE SECTOR BORROWING REQUIREMENT

Maturities and reimbursements

In 2015, the volume of government securities maturing amounted to €378,204 million, less than the €391,836 million total maturing in 2014.
For the short-term segment, the maturities came to €174,552 million of BOTs, a balance that was significantly lower than the €198,490 million for 2014, which also included €481 million of commercial paper, thanks to a strategic reduction in the use of short-term debt instruments that began in recent years.
For the medium-/long-term segment, the securities maturing in 2015 equalled €203,516 million, made up by €195,958 million of domestic issues and €7,964 million of foreign issues: a considerable amount considering that reimbursements for 2014 totalled €193,396 million, of which €190,690 million were of domestic securities and €2,706 million of foreign securities.
To these figures must be added capital account payments corresponding to debt exchange transactions (of BTPs, CCTs and CCTeus), totalling €5,771 million. Therefore, the overall volume of reimbursed securities amounts to €383,975 million.
However, since €3,947 million was drawn from the resources of the Fund for the Amortisation of Government Securities, in 2015 the loan repayments budget chapters registered outflows of €380,028 million.

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Issues

In 2015, the amount of government securities issued7 came to €410,058 million, approximately 9.94 percent lower than the €455,300 million placed in 2014. On the domestic market, the volume of securities issued amounted to €406,058 million, whereas €453,569 million had been placed in the previous year.
In the short-term segment, €164,130 million of BOTs were issued, including €83,174 million of annual securities and €80,956 million of six-monthly securities. Given the already sizeable liquidity held by the Treasury, the issue of quarterly BOTs or flexible BOTS, characterised by non-standard maturities, was not deemed necessary. Including also debt exchange transactions, the total issues of securities for the year equalled €415,294 million.
Net issues8 for the year, namely, the coverage in terms of cash guaranteed by government securities, amounted to €41,579 million, and therefore approximately €17.5 billion lower than the State Sector’s final cash balance. The remaining quota was covered through the use of the Treasury’s Liquidity Account for around €11 billion and available liquid balances within the Treasury for approximately €6.5 billion, a part of which is already entered in the State Sector’s cash balance: this, for example, refers to payments made to Treasury accounts assigned to entities outside the public administration (such as funding the interest on mortgages payable to the Cassa Depositi e Prestiti [CDP] S.p.A., as well as the remuneration of the account held by the CDP S.p.A. at the State Treasury).
It should also be noted that the Treasury’s available resources need to take into consideration the balance of inflows and outflows due to the funding of the postal system carried out by the CDP S.p.A. with respect to the instruments for which it is responsible (with a negative value of around €4 billion), and the capital reimbursement of the postal savings bonds pertaining to the MEF for the approximate amount of €900 million.

TABLE III.2: ISSUES*, MATURITIES AND COVERAGE OF STATE SECTOR BORROWING REQUIREMENT (data in € mn)
2015
Nominal issuesi	415,294
Issues at net proceeds (a)	421,157
Reimbursements (b)	379,578
Net issues (c) = (a) – (b)	41,579
Other forms of coverage held by the State Treasury (f) = -(d) + (e) – (c)	6,511
Total coverage (c) + (f)	48,090
State Sector cash balance (d)	-59,079
Change in the balance of the Treasury Liquidity Account as of 31-12-2015 vs. 31-12-2014 (e)	-10,989
*) Calculated for the entire year with the criterion of settlement date, and not the auction date.

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7 The aggregate is calculated by settlement date of the placement, and not the auction date.
8 Net issues are calculated by subtracting the maturities and the reimbursements from the value of the issues, valued at net proceeds. The BOTs, however, are calculated at nominal value (price 100) in that the difference with respect to 100 is advanced by the State Treasury. Reimbursements on non-recurring debt Securities (equal to €3,947 million) are obviously not included.

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III.3	STATE SECTOR BORROWING REQUIREMENT

The Public Sector borrowing requirement (balance), which corresponds to a considerable extent with the general government borrowing requirement9, is the aggregate of reference used to explain the change in the level of total general government debt determined over the course of a year. This is calculated starting from the State Sector borrowing requirement, which is governed by the same cash accounting and classification criteria, but with the addition of the cash balances of all the entities comprising the general government, with any necessary adjustments for consolidation.
In 2015, the Public Sector borrowing requirement amounted to €51,993 million (3.2 percent of GDP), a decrease of €18,138 million compared with the balance for 2014 (€70,131 million, equivalent to 4.4 percent of GDP). In comparison with the preceding year, the steady decrease in the borrowing requirement in 2015 can be attributed to the positive change in final receipts, which increased by €38,219 million compared to 2014 (+5.0 percent), but partly lessened by an increase in final payments by approximately €20,000 million (+2.4 percent) with respect to the level registered in the same period of 2014.

The interest expenditure that contributes to the Public Sector cash balance totalled €76,824 million, declining by approximately €7 billion against the corresponding figure reached in 2014.

TABLE III.3: PUBLIC SECTOR – CONSOLIDATED CASH ACCOUNT (data in € mn)
	2014	2015
Current receipts (a)	758,460	795,185
Capital accounts receipts	6,675	4,957
Financial accounts receipts	1,748	4,961
Final receipts (b)	766,883	805,102
Current payments (c)	786,185	802,842
of which interest expenditure (d)	83,830	76,824
Capital accounts payments	42,154	44,121
Financial accounts payments	8,675	10,133
Final payments (e)	837,014	857,095
Current account balance (a-c)	-27,725	-7,657
Primary balance	13,699	24,831
Balance* (b-e)	-70,131	-51,993
* The balance may not correspond to the differences in the components due to rounding.

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9 The two aggregates are calculated on the basis of the same account classifications, but they differ because of the criteria with which the privatisations proceeds are booked. In addition, the Public Sector balance is calculated by the State General Accounting Department (MEF) with respect to its components (receipts and payments), whereas the general government balance is computed by the Bank of Italy from the standpoint of coverage, namely, the quantities of new liabilities issued.

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III.4	GENERAL GOVERNMENT DEBT AND DEBT-TO-GDP RATIO

The revisions to nominal GDP made by ISTAT10, as those calculated for the general government debt by the Bank of Italy, resulted in a debt-to-GDP ratio for 2014 of 132.5 percent, a 0.4 percentage point increase on the level reported in the September 2015 Update of the EFD. In particular, a downward revision of GDP (of approximately 0.3 percent) was made, which incorporated the revision of national accounts data for the 2012-2014 three-year period carried out by ISTAT, and the debt increase (around 0.1 percent) as per regular statistical revisions.
The final debt-to-GDP ratio for 2015 totalled 132.7 percent, slightly above that of 2014. After seeing a continual rise in this ratio over many years (it had increased on average 4.7 percent each year since 2007), 2015 represents the first year to show substantial stabilisation.
Essentially, three factors contributed to this result: the best figure, in terms of expectations, for nominal GDP growth, which reached 1.5 percent (the GDP deflator was at 0.8 percent); strong improvement in the general government borrowing requirement, at approximately 3.2 percent of GDP (approximately €18 billion lower than in 2014, as described above); and finally, the reduction in the Treasury’s available liquidity of around €11 billion, which entailed a reduction in the issues of securities for coverage of the borrowing requirement. Furthermore, the reduction in issues over the year was also determined by the concurrent progressive descent in market interest rates that allowed for placements of significant volumes of low-priced debt securities (the impact on debt reduction due to low-priced issues was of approximately €6,000 million), and the use of resources accumulated by the Fund for the Amortisation of Government Securities, part of which went to reimbursing securities maturing during the year for a total of €3,947 million.
Comparing the 2015 outcomes with those forecast by the 2015 EFD Update, it is apparent how these had been over-estimated by around 0.1 percent in September of that year. This difference can be explained by the higher nominal GDP growth (of approximately 0.80 percent) on the one hand, and the fact that the debt stock dynamic was slightly lower than that estimated by the EFD Update (by around 0.05 percent), on the other hand. Specifically, the reduction in debt with respect to the estimates stemmed from an improvement in public finance balances, along with a reduction in comparison to forecasts of approximately 0.44 percent of general government borrowing requirement. To the latter, however, was linked an increase of 0.38 percent due to other factors, including the effect of carrying over much of the debt of the preceding year and the reclassification carried out by the general government’s National Resolution Fund – established to rescue certain credit institutions pursuant to Article 78, Decree-Law No.180 of 16 November 2015.
Also contributing to the public debt’s near stabilisation of 2015 were proceeds from privatisations and withdrawals of over 0.4 percent of GDP. The latter more than compensated for the impact on the public debt from the application of

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10 See ISTAT release, “PIL e Indebitamento delle AP” (“GDP and general government net borrowing”) of 1 March 2016.

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Eurostat rules regarding interest rate swaps (IRS) from exercising swaptions, an impact that is quantifiable by roughly 0.2 percent of GDP.
FIGURE III.1: TREND OF DEBT-TO-GDP RATIO, 2005-2015

III.5	NET BORROWING

General government net borrowing11 for 2015, as calculated on an accrual basis according to harmonised criteria at a European level defined by the European System of National and Regional Accounts (ESA 2010), reached approximately €42 billion, with a decrease of approximately €6.5 billion against the comparable figure for the preceding year. The ratio between net borrowing and GDP attained the target of 2.6 percent, in line with the value indicated in the 2015 EFD Update presented in September 2015.
Thanks to the ongoing decline in interest rates in 2015, interest expenditure (accrual basis) – as already seen in 2014 – has also been in decline: spending on interest reached €68 billion, falling by almost €6 billion compared with 2014. In terms of the ratio of interest expenditure to GDP there was a significant decrease of 0.4 percentage points, from 4.6 percent to 4.2 percent, a level which was slightly below the 4.3 percent estimate indicated in the 2015 EFC Update. Over €5 billion of this reduction was achieved by the general government: in particular, on approximately €4 billion in government securities, and on stock held by the State Treasury on behalf of non-general government entities for the remaining amount. In both cases, as noted above, falling interest rates played a crucial role, due in large part to the ECB’s launch of the PSPP12, aside also from the fall in inflation, both European and national, considering the impact on inflation-indexed securities (BTP€i and BTP Italia).

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11 See the “Notifica dell’indebitamento netto e del debito delle amministrazioni pubbliche secondo il trattato di Maastricht”, ISTAT, 21 April 2016.
12 See in-depth Focus “Implementation details on the Public Sector Purchase Programme (PSPP)" above, in Chapter II.

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III. PUBLIC FINANCE FRAMEWORK

TABLE III.4: KEY PUBLIC FINANCE AGGREGATES (DATA IN € MN)
	2014	2015
Net borrowing	-48,936	-42,388
% OF GDP	-3.0	-2.6
Public Debt	2,136,204	2,171,671
% OF GDP	132.5	132.7
Interest expenditure	74,340	68,440
% OF GDP	4.6	4.2
Primary balance	25,404	26,052
% OF GDP	1.6	1.6
GDP	1,611,884	1,636,372

III.6	RECONCILIATION BETWEEN REQUIREMENT AND BORROWING

The reconciliation between general government borrowing and the Public Sector borrowing requirement is prepared by the Ministry of the Economy and Finance and permits for representing the monetary offset of the economic transactions of the general government account.
The working components of the reconciliation1 between the Public Sector borrowing requirement and general government net borrowing are the following:
-	the financial accounts;
-	the cash-accrual difference;
-	the reclassification of transactions; and
-	the statistical discrepancy.

Notably, the financial asset accounts (receivables collection, granting of loans, equity investments and conferrals, etc.) form a component of the borrowing requirement, but are not included in the calculation of the net borrowing, which details only transactions of an economic nature. The layout for the reconciliation of the two aggregates therefore requires that they be subtracted from the Public Sector borrowing requirement in order to determine general government net borrowing. In 2015, the financial asset transactions amounted to €9,007 million.
In the general government account, transactions are quantified in accordance with accrual principles, while the accounting for the Public Sector account is carried out on a cash basis. The cash-accrual difference notes the time differences stemming from the booking of the income/expenditure transactions, and represents the changes in trade receivables/payables, or from timing differences in monetary regolarisation. In 2015, this difference totalled €4,941 million.
The general government net borrowing was also affected by interest received on the net cash balance from derivatives contracts, which is not permitted to be entered in borrowing accounts as of the entry into force of ESA 2010, but amounted to almost €3,200 million in 2015.

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13 See “Notifica dell’indebitamento netto e del debito delle amministrazioni pubbliche secondo il trattato di Maastricht”, ISTAT, 21 April 2016.

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As mentioned above, the classification of individual transactions by economic and financial categories are pursuant, with regard to the general government account, to ESA 2010 definitions and regulations; the calculation of the Public Sector borrowing requirement, however, is carried out in accordance with public accounting rules. The accounting reclassifications amounted to -€2,809 million in 2015.
Finally, the statistical discrepancy is calculated as a residual value and represents the aggregate of the differences between the borrowing requirement and net borrowing, resulting from factors other than those described above; this is mainly attributable to the use of different information sources in the calculation of the two aggregates. The residual item, or discrepancy, came to -€1.534 million in 2015.

TABLE III.5: RECONCILIATION BETWEEN PUBLIC SECTOR BORROWING REQUIREMENT AND GENERAL GOVERNMENT NET BORROWING (data in € mn)
	2014	2015
Public Sector borrowing requirement	-70,130	-51,993
Financial accounts, including in the Public Sector borrowing requirement	10,498	9,007
Cash-accrual difference	11,423	4,941
Reclassifications of transactions	-814	-2,809
Statistical discrepancy	86	-1,534
General government net borrowing	-48,936	-42,388

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IV.	PUBLIC DEBT MANAGEMENT IN 2015

IV.1	ACTIVITY IN GOVERNMENT SECURITIES ON THE DOMESTIC AND FOREIGN MARKETS

The Treasury’s issuing policy has been chiefly aimed at reversing the downward trend in the average life of the debt, following its substantial stabilisation during 2014, and designed to help contain refinancing risk, as well as manage exposure to other market risks – including interest-rate and inflation risks – while prioritising the regularity and predictability of the issues. This strategy had the objective of ensuring the refinancing of the debt and to allow for the reduction of the cost of debt in the long term. The decisions had been clearly influenced by the macroeconomic and market contexts outlined above in Chapter II, upon which weighed heavily the ECB’s 22 January 2015 announcement regarding the PSPP and the subsequent launch, on 9 March 2015, of the programme of purchases of public sector securities by the Bank of Italy on behalf of the Eurosystem’s central banks.
Following the turbulence that affected nearly all of 2011 and 2012, and a gradual move towards normalisation on the part of the secondary and primary markets for Italian government securities during 2013-2014, 2015 continued to show a yet further strengthening of the Italian government securities market.
Already in 2014, improved market conditions led to a decrease in the cost of issues and a change in the mix of demand, with a rebalancing of investors’ portfolios in favour of longer maturities. There was also a full return to normal operations in the segments most adversely affected during the most acute phase of the crisis, namely the BTP€i and CCT/CCTeu segments.

FIGURE IV.1: GOVERNMENT SECURITIES YIELD CURVE 2014-2015 (% rates)

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In 2015, the return on short-term maturities revealed new lows from an historical perspective, reaching a negative value starting with the October auctions, while the annual cost of borrowing (measured on the basis of average yield weighed against the issues of each type of government security), hit an absolute low of 0.70 percent, declining notably as compared to the 1.35 percent figure for 2014. Again in 2015, compared to 2014, in terms of percentage of total issues it was possible to obtain a reduction in the share of shorter-term issues of segments – thereby increasing longer-term securities in both the nominal and inflation-indexed segments. As for the variable rate, the weighting of CCTs/CCTeus in relation to outstanding debt stock stabilised, even though net issues resulted positive.

Domestic securities

BOT

In line with the strategy outlined in Chapter I, based on a reduction in the issues of short-term instruments, the key operational objective for the BOT segment has been to continue the containment of issues (already initiated in preceding years), while both guaranteeing adequate liquidity to the BOTs on the secondary market and satisfying customer demand at the related auctions.
Consistent with this approach, the Guidelines for 2015 provided that the BOT issues for the year would be kept at levels that were relatively close to those of the preceding year. To reach this objective the placements would take place regularly for the 6- and 12-month maturities only, without prejudice to the Treasury’s option of also issuing quarterly or flexible securities, in the event of specific cash needs.
As arranged, starting in 2014, the percentage of the reopenings reserved for Specialists continued to be cut to 10 percent of the quantities offered at ordinary auction and, similarly, the scheduling of the auctions was left unchanged.
At end-January, however, a number of technical and regulatory changes to auction procedures managed by the Bank of Italy were introduced, to permit transactions at negative rates, which had previously been automatically excluded. These changes were needed because of the change in money-market yields, which first reached levels close to zero and then even negative ones. In this respect, it is helpful to keep in mind that BOTs, unlike other categories of government securities, are offered at auctions in which traders express their requests in terms of yield rather than price.
Thanks to a liquidity balance that exceeded expectations and the good performance of medium- and long-term placements, the Treasury was able to continue, even in 2015, cutting quantities issued through shorter-term instruments, as has already proven effective for several years. In fact, in 2015 a total of €164,130 million of BOTs was issued, compared with €182,407 million in 2014, with a 10 percent reduction in total amounts placed. The net issues were negative for both the 12-month security (-€7,299 million) and the 6-month security (-€3,123 million), for a total BOT reduction of approximately €10,422 million.

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IV. PUBLIC DEBT MANAGEMENT IN 2015

Despite the fact that a slightly higher quantity was offered of the 12-month BOT as compared with the 6-month securities (€83,174 million vs. €80,956 million), the annual amount of securities outstanding decreased due mostly to the greater volume of reimbursements on this maturity during 2015. By virtue of the Treasury’s increased liquidity balance, there were no quarterly BOTs nor flexible BOTs placed at auction during the year.
The total amount of BOTs outstanding was hence reduced by over €10 billion and, at year end, accounted for 6.34 percent of total government securities outstanding, in line with the objective set out in the Framework Decree, which fixed the aggregate at between 4 and 12 percent. Comparing this figure with that seen in preceding years, shows what can be interpreted quite clearly as a strategic reduction of the short-term segment in relation to total government securities, with the additional aim of lengthening the average life of the debt: at end-2014 the quota of the BOT in fact totalled 7.04 percent, as compared with 8.19 percent in 2013 and 9.22 percent in 2012.
The reduction of the amounts offered contributed to keeping the bid-to-cover ratio higher; the ratio averaged 1.74 for the quarterly BOT and 1.70 for the annual security, compared with 1.64 and 1.65 respectively in 2014, and market participants’ fall in interest in shorter-term securities in a situation marked by a continuing reduction in yields.
In fact, 2015 stood out as having been the first year to register the placement of negative-yielding government securities. As mentioned above, a quick-paced decline in yields had been observed from the start of the year, bringing the average value to exactly zero, as measured on the basis of average yield weighed against issues at auction of quarterly securities in April (where, for the first time, placements included both positive and negative rates). The auctions that followed witnessed a slight upward shift in yields, to just above zero, while a renewed decline began during the last few months of the year, to the extent that historical lows were hit in November for both 6-month (-0.112 percent) and 12-month BOTs (-0.30 percent).

FIGURE IV.2: AVERAGE AUCTION ADJUDICATION RATE FOR 6 AND 12-MONTH BOTs - 2010-2015 (rates in %)

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This strong downward trend of short-term rates was obviously facilitated by a continuation of the ECB’s accommodating monetary-policy measures and the effect of the ECB’s buying government bonds, which – although not directly concerned with short-term instruments such as BOTs – also led to a progressive fall in yields on the money market. As shown in the preceding Figure, in 2015 the average auction adjudication interest rate for BOTs equalled 0.07 percent for the annual securities and 0.05 percent for the six-monthly ones, confirming a continuing, uninterrupted downward trend since 2011, aside from the shrinking of yields differentials between the two maturities, by now in the region of a few basis points.
The good performance of Italy’s short-term securities segment found confirmation in a comparison between the yields at auction and the interbank market rates for similar maturities observed the same auction day on the Euribor yield curve. Figure IV.3 in fact shows how the curve of the 6-month BOT in 2015 lies almost always below that of the 6-month Euribor, seeing as, with the exemption of the two auction placements in January and end-June, the BOT-Euribor spread has been consistently negative.

FIGURE IV.3: YIELD AT ISSUANCE OF 6-MONTH BOT AND COMPARISON WITH EURIBOR RATE – 2014-2015 (rates in %)

Note: This figure is based on the dates of tender operations; end-December issuances govern the first working day of the subsequent.

CTZs

The Treasury issued a total of €27,388 million CTZs with 24-month maturity in 2015, with a reduction of 16.93 percent compared with €32,969 million issued in 2014. With the maturities being reached amounting to over €31 billion (approximately half of the securities reimbursed the preceding year), the net issuances equalled -€4,100 million. The Treasury’s past issuing policies, such as the overall reduction in placements allotted to this segment and the introduction of a lower number of securities maturing in 2015, have in fact led to an easing in the refinancing of the year’s total volume. As was the case with the BOTs, at the

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last two auctions in 2015, the yields of CTZ issues were also marked by historic negative lows.
The outstanding principal of CTZs continued to decline in 2015 in proportion to net issuances. At end-2015, the 24-month CTZ securities represented 2.68 percent of the stock of the government securities, as compared with 2.96 percent recorded at end-2014. Therefore, the objective of reducing the share of CTZs on the debt stock at end-2015 with respect to 2014 was fully accomplished, remaining comfortably below the maximum threshold of the 6 percent set by the Framework Decree.
The bid-to-cover ratio of the auctions was always fully satisfactory, registering an average value of 1.71 at auction in October and peaking quite exceptionally at end-November at 5.25, when demand reached €7,880 million against a maximum bid of €1,500 million.1 At this same auction an absolute minimum was reached in terms of yield for CTZs, at -0.095 percent. The first negative value had been recorded at end-October, returning for the first time below values recorded in May; in fact, with respect to CTZs the rebound in yields seen in June was reabsorbed far more slowly than was the case with the BOTs. Figure IV.4 shows how the reduction in yield was particularly marked between January and May (almost 43 basis points), whereas after the relative maximum figure for June it became far more gradual, but then accelerating just towards the end of the year.

FIGURE IV.4: YIELD AT THE ISSUANCE OF CTZs – 2015 (rates in %)

Note: This figure is based on auction settlement dates.

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1 Due probably to an error on the part of one of the auction participants, but which was nonetheless inconsequential in determining the adjudicated price.

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BTPs

Within the nominal BTP segment, gross issues totalled €164,561 million, net of the debt exchanges, with a decrease of 3.87 percent compared to the €171,184 million placed in 2014. The fixed-rate medium-/long-term BTP segment as a percentage of the total debt came to 67.74 percent, fully within the 55-75 percent bracket required by the Framework Decree.
With reference to the BTP compartment’s segments with shorter-term maturity, that is, with 3- and 5-year maturities, the Treasury adopted a policy of reducing issues both in terms of absolute value as well as in percentage of total issues, in accordance with the Guidelines and the strategy outlined in Chapter I. In the 3-year segment, the net issues equalled -€13,996 million and -€17.785 million for the 5-year segment, and this also in view of significant amounts maturing that year.
As for the recently introduced 7-year BTP, which was integrated into the monthly auction programme in 2014, effectively becoming a benchmark on the Italian yield curve after its first syndicated placement on 16 October 2013, the total issues were slightly above those of 2014, compensating for the reduction in quantities of other, shorter-term types of securities offered.
 The 10-year BTP confirmed its role as the benchmark for the entire nominal yield curve, and hence total issues remained in line with those of 2014. The net issues, however, amounted to -€5.896 million, but given the maturities of the two securities outstanding, a combined balance of €44,945 million was reached.
With regard to the segments beyond 10 years, the Treasury guaranteed a steady presence and, while total issues of the 15-year BTP had been in line with those of the preceding year, the 30-year segment registered a considerable increase, up from overall issues (including the use of off-the-run securities) amounting to €7.701 million in 2014 to €14,391 in 2015. This was also made possible by the fact that, during the first months of the year, two new securities were launched through syndicated placement, one on the 15-year segment and the other on the 30-year segment.
By launching new, intrinsically more complex securities, or securities with more sector-specific demand, the Treasury adopted an issuing method involving a syndicate of banks affiliated with a group of Government Bond Specialists, headed by four or five lead managers for each transaction, while the other Specialists participate as co-lead managers.2
With the market in good shape at the start of the year, and expectations of an imminent announcement by the ECB of further quantitative easing measures, it was possible to satisfy institutional investors’ strong demand for long-term securities with less yield compression by launching the new 30-year benchmark securities.

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2 The selection of the banks to serve as the lead managers of a syndicated issue is based on numerous factors: first, the position in the ranking of overall performance of the Specialists’ activity with regard to all primary-and secondary-market segments; second, the specific capacity of penetrating the market segment in which the individual transaction is placed; and third, the quality of the observations made about the opportunities, means, and timing for the transaction and the pricing techniques proposed for the issuance. Where compatible with the successful outcome of the transaction, a rotation criterion is applied on a residual basis.

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Thus, after the Treasury had guaranteed, during 2014, a continuous presence with various reopenings of the 30-year benchmark (BTPs maturing 1 September 2044), the syndicate of five leader managers (made up by Citigroup Global Markets Ltd., HSBC France, JP Morgan Securities PLC, Société Générale Inv. Banking and UniCredit S.p.A.) and the other Government Bond Specialists as co-lead managers, managed the placement in January of €6,500 million of the BTP 01/09/2014–01/09/2046, with coupon of 3.25 percent, settled 22 January. The total demand equalled €13.1 billion, with the participation of around 275 investors. Among the latter, those with a longer-term investment horizon were adjudicated approximately 28 percent of the issuance, whereas 45 percent of the placement was subscribed by fund managers. The banks purchased 17 percent of the issue and hedge funds 7 percent, while the non-financial private sector was adjudicated 2.5 percent of the total amount.
Investor participation turned out to be extremely diversified from the point of view of geographic distribution, with just 43.4 percent of the issuance having been subscribed by domestic investors. Of note was also the quota subscribed by investors from the UK and Ireland (20.8 percent), while, among European traders, there was a significant degree of participation on the part of France (6 percent), Germany and Austria (7.4 percent), Scandinavian countries (6.5 percent), the Iberian peninsula (2.9 percent) and Swiss investors (1.4 percent). Outside Europe, a significant share was made up by North American investors, who subscribed nearly 10 percent of the placement.

FIGURE IV.5: BTP 1 SEPTEMBER 2046 – DISTRIBUTION BY INVESTOR TYPE

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FIGURE IV.6: BTP 1 SEPTEMBER 2046 – GEOGRAPHIC DISTRIBUTION

On the 15-year segment, following the launch in 2014 of the BTP with a maturity date of 1 March 2030 (which in February 2015 had exceeded the amount of €16 billion outstanding), again through a syndicate placement, there was the launch of the BTP 01/03/2015 – 01/03/2032, with coupon of 1.65 percent, of which – under the Bank of Italy’s regulation of 24 March - €8,000 million was issued against demand of €16 billion. This syndicate was made up by Barclays Bank PLC, Crédit Agricole Corp. Inv. Bank, Goldman Sachs Int. Bank, Monte dei Paschi di Siena Capital Services, Banca per le Imprese S.p.A. and Royal Bank of Scotland PLC, which participated as lead managers, and other Government Bond Specialists as co-leads.
The base of investors who subscribed proved to be particularly satisfactory: approximately 34 percent of the placement was purchased by investors with long-term investment horizons, 17.8 percent of which were represented by central banks and government institutions and 16.2 percent by pension and insurance funds. The banks adjudicated 29.4 percent of the total amount, while 21.7 percent was assigned to asset managers and investment funds. Finally, 11.1 percent was subscribed by hedge funds and 3.8 percent by the non-financial private sector.
Even the geographic distribution was highly diversified, confirming a broad interest in the new security. In fact, a significant share of 44 percent of the issuance went to domestic investors, while of the non-resident intermediaries, 20.2 percent was subscribed by UK and Ireland investors and a large amount went to Continental European intermediaries (25.8 percent), with the notable presence of Scandinavia (8.4 percent), Germany and Austria (6.5 percent), France (4.3 percent), the Iberian Peninsula (3.1 percent), the Benelux (1.9 percent) and Switzerland (1.7 percent). Outside Europe, North American investors adjudicated 7.1 percent of the placement. Finally, the remaining 2.6 percent went to investors residing in the Middle East and Asia.

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FIGURE IV.7: BTP 1 MARCH 2032 – DISTRIBUTION BY INVESTOR TYPE

FIGURE IV.8: BTP 1 MARCH 2032 – GEOGRAPHIC DISTRIBUTION

With regard to the cost of the financing, the yields on issues of nominal BTPs, which had in 2014 already registered a marked downturn on all of the maturities, fell further in 2015. More specifically, the decline estimated from the weighted average yield came to 0.68 percent per 3-year security, 0.94 percent per 5-year security, 1.09 percent for the 7-year segment, 1.30 percent for the 10-year segment, 1.52 percent for the 15-year segment and 1.13 percent for the 30-year segment. In all, the weighted average yield of on-the-run BTPs was placed at 1.31 percent.
The bid-to-cover ratios at auction were even more satisfactory than in 2014, ranging between a low of 1.28 (recorded at the 10-year BTP auction at end-December settled the first business day of 2015) and a high of 2.35 for the BTP 2032, placed for €778 million at the mid-June auction together with the BTP 2046 (placed for €947 million). Generally, lower quantities offered have been matched

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by a greater degree of coverage, but auctions have also taken place with higher amounts offered in which the bid-to-cover ratio was above the norm, as was the case at end-February, when €4,500 million of the new 10-year BTPs maturing on 1 June 2025 were adjudicated with a weighted ratio of 1.53 (and on the following day the entire supplementary tranche of €1,350 million reserved for the Specialists was also offered).

FIGURE IV.9: YIELDS AT AUCTION ON BTPs WITH MATURITY BETWEEN 3 AND 10 YEARS - 2015

FIGURE IV.10: YIELDS AT AUCTION ON LONG-TERM BTPs - 2015

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Inflation-indexed securities: BTP€i and BTP Italia

In the indexed segment, the Treasury has placed both the BTP€i, the security indexed to European inflation (excluding tobacco products) and whose capital revaluation is paid upon redemption of the security, as well as the BTP Italia, the financial instrument indexed to Italian inflation (the FOI general consumer price index, excluding tobacco products, for families, workers and employees), the revaluation of which is paid bi-annually via coupon.

FIGURE IV.11: YIELDS AT AUCTION ON BTP€i – 2015

With regard to the BTP€i, the offering at auction was focused on securities maturing at 10 or more years, also taking into consideration the trend of inflation in Europe. The securities were not issued until January; they were originally 5-year securities maturing 15 September 2018.
Of particular relevance, during the last quarter of the year, was the launching of new securities in the 15-year segment, which was necessary considering that by then the preceding benchmark had a residual life of only 12 years and no longer adequately represented that feature of the yield curve of the inflation compartment.
Consequently, the new BTP€i was issued on 9 October (with settlement on 14 October), starting 15/09/2015 and maturing 15/09/2032, with the real annual coupon rate set at 1.25 percent. This security was offered through a placement syndicate made up by five lead managers: Banca IMI S.p.A., BNP Paribas, Citigroup Global Markets Ltd., ING Bank N.V. and Nomura Int. PLC, while other Government Bond Specialists participated as co-lead managers. In view of a request of above €9.3 billion, €3,500 million were allotted, of which 52 percent to investment funds and asset managers and 25 percent to the banks. A share above 19 percent was allotted to investors with long-term investment horizons (18 percent to pension and insurance funds and 1.4 percent to central banks), while the share subscribed by hedge funds amounted to 2 percent. The non-financial private sector also participated, subscribing approximately 1.4 percent of the total issued.

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The geographic distribution was quite diversified: the share allotted to domestic investors was slightly above 34 percent, while investors residing in the UK adjudicated 46 percent of the placement. There was an important presence on the part of North American investors whose participation reached a share of over 9 percent. Also worthy of note were the amounts subscribed by investors residing in France (5.4 percent) and Central and Northern European investors, especially from Germany and Scandinavian countries, with a combined share of approximately 4.5 percent.

FIGURE IV.12: BTP€i 15 SEPTEMBER 2032 – DISTRIBUTION BY INVESTOR TYPE

FIGURE IV.13: BTP€i 15 SEPTEMBER 2032 – GEOGRAPHIC DISTRIBUTION

On the whole, in terms of nominal value, the gross issues of the BTP€i equalled €13,097 million, 9.6 percent less than those allotted in 2014, but there were no BTP€i securities reaching maturity in 2015. More specifically, regarding the on-the-run securities, the placements were €692 million in the 5-year

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segment, €2,901 million in the 10-year segment, €6,872 million with 15-year maturity and €562 million with 30-year maturity. Additionally, there were reopenings of two off-the-run securities with a residual life of 6 and 8 years for €921 million and €1,147 million respectively.
In 2015, the outstanding balance (revalued for inflation) for the BTP€i was up by €13,645 million and amounted at the end of the year to 7.94 percent of total government securities, compared with 7.31 percent for 2014.
As for Italian inflation, the Treasury’s Guidelines had included just one BTP Italia placement, since there were no indexed securities maturing that year and, excluding any possible exceptional events, the aim was that of keeping the overall risk exposure to inflation under control. This issue in April, with settlement on the 20th of the month, extended the security’s maturity to 8 years.
The allocation mechanism accepted for the second placement in 2014 was retained, as it divides the transaction into two phases: in the first phase, developed over the course of the first three days and reserved for retail investors, bids taken were to be satisfied entirely; the second, reserved for institutional investors and for which the Treasury provided a maximum amount that could be allocated, applied a pro-rata process in the event of bids exceeding the maximum amount set. As a result, the issue of BTP Italia securities maturing 20 April 2023 (the definitive real annual coupon rate of which was set at 0.50 percent) amounted to €9,379 million – of which €5,379 million were assigned to the first phase and €4,000 million to the second – corresponding to the contracts settled for the overall countervalue equivalent on the MOT (Borsa Italiana’s electronic market for placement of bonds and government securities), through the Banca IMI S.p.A. and UniCredit S.p.A., the designated dealers in this operation.
Specifically, during the first phase of the placement reserved for retail investors, which took place 13-15 April, 75,374 contracts were settled, of which over 45 percent had a unit value of less than €20,000, and 75 percent of which had a unit value of under €50,000. With regard to the investor base, the share of private-banking clients (69 percent) was above that of individual investors – strictly physical persons (31%). In both categories the investors were almost exclusively from the domestic market.
During the second phase of the placement reserved for institutional investors, which opened at 9 a.m. on 16 April and closed two hours later, the number of contracts amounted to 687, with a countervalue of €4,000 million. During this phase, it is estimated that approximately 59 percent of the countervalue was subscribed by banks and financial institutions, while 25 percent was subscribed by asset managers.
A share of 14 percent was subscribed by insurance companies, while the remaining amount issued (approximately 3.3 percent) was subscribed by central banks and corporations. As in the first phase, Italian investors predominated again; subscribing 88 percent of the new security, but the participation of foreign investors was not negligible, with significant amounts going to investors from Switzerland, the UK, France and countries in Asia.
At end-2015, the stock of BTP Italia grew by €9,379 million, reaching 5.72 percent of the total outstandings on State Sector government securities, compared to 5.30 percent at end-2014.

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Overall, the indexed segment made up by the BTP€i and BTP Italia securities had outstandings, revalued for inflation, of €247,821 million, thus growing by 10.24 percent compared to €224,797 million in 2014. This growth essentially results from the absence of securities reaching maturity. In terms of percentages, at end-2015 this segment amounted to 13.66 percent of total government securities, compared with 12.61 percent the previous year. Therefore, it remained well under the 17 percent threshold provided by the Framework Decree while overall exposure to inflation increased by a very modest degree.

CCTeu

In the variable-rate segment, the CCTeu made continual improvement during 2013-2014, in terms of both performance and volumes traded on the secondary market, enabling yields to become gradually aligned with those on the nominal BTPs with equivalent maturity. In response to the growing interest of investors – chiefly domestic, institutional and retail investors, but also international ones – in 2014 the Treasury increased the supply and gradually lengthened the maturity by issuing new securities within a 5- to 7-year range, confirming a monthly placement schedule with related auctions held at the month end concurrently with the issues of 5- and 10-year BTPs, in order to provide liquidity to the market.
During 2015, the above-mentioned process of normalisation of market conditions for the segment was consolidated; so that the new CCTeu opened that year could fully renew the 7-year maturity. Regular monthly auctions were held and net issues amounted to €2,461 million, as determined by the gross issues amounting to €27,503 million and by the two securities’ maturities for an approximate total of €25 billion.
The yields at issues declined over the course of 2015, hitting a minimum of 0.51 percent at auction on 1 December, while an increase of above 1 percent occurred at the start of July, during a tense phase on bond markets.
Over the course of 2015, the total outstanding balance of the CCT and CCTeu increased by €2,030 million, also taking into account non-recurring transactions described below in this Chapter. The variable-rate securities, at end-2015, came to 6.68 percent of the debt stock, short of end-2014’s 6.69 percent by barely a sliver. This quota remained fully within the 5-10 percent range set by the Framework Decree and consistent with the declared strategy of continuing to reduce this percentage over time, while taking market conditions into account.

Characteristics of demand at auction for nominal BTPs in terms of counterparty type

An analysis of the orders that the Specialists received from their clients just before and after the closing of placements by auction allows for a breakdown of the fundamental trends of the final demand for government securities in 2015, and a better understanding of what causes the actual auction results. The present report focuses on the nominal BTP auctions. In fact, in 2015 the Specialists adjudicated 99.40 percent of all volumes of nominal BTPs issued at auction.

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As for the composition of investors by type, the categories that proved to be the most important, in terms of quantity, were banks, investment funds and hedge funds.
Investment funds continued to represent on average approximately 40 percent of demand at auction, but in 2015 their participation became more volatile, as a result of changes in market conditions as described in Chapter II.

FIGURE IV.14: COMPOSITION BY TYPE OF COUNTERPARTY BY ORDERS PLACED BY SPECIALISTS IN GOVERNMENT SECURITIES AT AUCTIONS OF NOMINAL BTPs– 2014-2015

Figure IV.14 shows, for example, how the funds gradually increased their activity at auction during the first quarter but then contracted partially in the months of April and May when the market underwent a particularly significant tendency towards reversal. Afterwards, the demand on the part of funds began to rise again, in spite of the financial distress linked to negotiations between the EU and Greece, but then contracted again up until November. In fact, apart from the first quarter, when dealers probably concentrated long positions on securities in expectation of the ECB’s launch of quantitative easing, during the remainder of the year the behaviour of the funds at auction appeared to be essentially influenced by absolute level of money-market rates.
Acting in a partially complementary role with respect to the funds, were the banks (this category includes orders placed by primary dealers, investment banks, commercial banks and orders coming from separate and independent portfolios of banks participating in the auction), which during the first quarter also concentrated position so as to become, on the one hand, more prudent in phases marked by volatility and turbulence and, on the other, more aggressive in purchases made in phases when prices were on the rise. On average, the share of

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participation of banks was approximately 25 percent and therefore in line with that of 2014.
The participation of hedge funds was continuous throughout the year, averaging a share of 15 percent of demand, with considerable peaks in the months of January, May and October, all months marked by a very directional trading, with upward or downward trends. The presence of central banks3 was significant in the months of April, June and July, with an annual average share of approximately 3 percent.
Participation at auction by pension and insurance funds remained marginal, whereas certain months saw less than negligible participation by corporations and retail investors. On average, the latter categories adjudicated a total of approximately 2 percent of the volumes offered at auction.

Characteristics of demand at auction for nominal BTPs in terms of geographic residence

Despite the peaks in January, April, June and October, during the year the demand from domestic investors fell gradually, as a percentage of total demand at auction. These investors however regained their importance precisely in the months mentioned above because of the volatility and tensions affecting the market during those particular periods. Domestic demand averaged 33 percent of the total.
Therefore, with the exception of the above-cited months, foreign demand increased, albeit in unequal ways in different parts of the world.  In 2015, the contribution from North American investors was yet again significant and continuous, reaching a year average of approximately 32 percent of the total demand at auction; this contribution increased considerably further – as a percent of final demand – in the last months of the year. The demand from investors residing in Europe was less stable, which normally would present a profile that complemented the domestic one. During the year, this component – as an average and net amount within far from negligible ranges – represented about 30 percent of the total. The demand from other parts of the world amounted on average to 5 percent of the total, with a significant peak in the month of June and very modest values in the months of January, March, September and December.

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3 This data obviously does not include the ECB and Eurosystem banks because, as is known, quantitative easing activity may not be undertaken on the primary market.

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FIGURE IV.15: COMPOSITION BY GEOGRAPHIC ORIGIN OF ORDERS PLACED BY SPECIALISTS IN GOVERNMENT SECURITIES OF NOMINAL BTPs – 2014-2015

Non-recurring debt-exchange and repurchase transactions

As announced in the Guidelines for 2015, the Treasury continued to be active in non-recurring debt-exchange transactions and the repurchase of government securities during the year, taking particular care to intervene in market conditions that favoured these particular transactions.
In more detail, the Treasury carried out three debt exchange transactions, in the months of April, July and September, using the electronic trading system which operates directly and with flexibility on the regulated secondary market platform (MTS). Debt exchange transactions can allow for possible secondary market dysfunctions to be corrected – that might have negatively influenced issuances and thus the cost of the debt – aside from remodelling the maturity profile, avoiding the concentration of reimbursements in particularly demanding months and thereby containing refinancing risk.
In its choice of securities to repurchase, the Treasury preferred to concentrate on BTPs and CCTs with maturities closest in year. The securities issued, on the other hand, were selected from among those under particular pressure in terms of demand on the secondary market (following also the trend in the repo segment). The choice of securities in issuance with higher prices and longer maturities, compared to those repurchased, allowed for the pursuit of additional objectives such as reduction of the debt in nominal terms and lengthening overall average residual life.

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As mentioned above, the three debt exchange transactions in 2015 were all executed through the electronic trading system, which in recent years has become the preferred instrument for these types of transactions. More specifically, the transactions entailed the offer through issuance of two BTPs, one maturing in 2025 and the other in 2030, and the issuance of one CCTeu maturing in 2020. As for repurchases, securities maturing in 2016-18 were chosen; these were mainly BTPs (58 percent of the total acquired), and CCTeu and CCT (the remaining 42 percent).
In each exchange, which is neutral by definition and does not cause cash movements, the prices of the securities issued – well above par and above the prices of securities withdrawn from the market – have led to a decrease in the nominal debt stock, thanks to the quantitative value of repurchases exceeding the nominal amount issued (as illustrated in Table IV.1). The overall reduction in debt stock amounted to approximately €534 million.

TABLE IV.1: SUMMARY OF DEBT EXCHANGE TRANSACTIONS IN 2015 (nominal amounts in € mn)
Settlement date	Securities issued		Securities purchased		Amount issued	Amount purchased
	Type	Maturity	Type	Maturity
21/04/2015	BTP	2025	BTP & CCTeu	2016 & 2017	1,663	2,069
21/07/2015	BTP	2030	BTP & CCTeu	2016, 2017 & 2018	1,574	1,693
18/09/2015	CCTeu	2020	BTP, CCT & CCTeu	2016, 2017 e 2018	2,000	2,009

The above-mentioned non-recurring transactions enabled the Treasury to repurchase government securities outstanding for a total of just under €5.7 billion, compared with the approximately €13 billion acquired in 2014, the year in which the repurchase transaction also took place. The lesser amounts involved in 2015 transactions can also be traced back to the Treasury’s different needs, which – thanks to fewer maturities expected in 2016 – did not need to intervene much on the reimbursement profile of government securities. Furthermore, the ECB’s launch of the quantitative easing programme affecting government securities had tangible effects on the market, making it at times difficult to select the securities to reimburse; in fact, the increase in demand necessitated an increase rather than a decrease in the amounts outstanding, with the aim of continuing to guarantee that liquidity of all the securities remained at good levels.
For this reason, as can be seen in Figure IV.16, during 2015 repurchase transactions were not carried out on securities on the market.

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FIGURE IV.16: AMOUNT REPURCHASED THROUGH NON-RECURRING TRANSACTIONS – 2011-2015 (nominal amounts in € mn)

In 2015, resources of the Fund for the Amortisation of Government Securities were however used, in November, for the partial reimbursement at maturity of a BTP, for a total of €3,947 million. This transaction contributed to the reduction of the debt, as it allowed for reducing the reimbursements charged against the Liquidity Account, meaning fewer issues for renewing the maturing securities would be required during the year.

TABLE IV.2: REIMBURSEMENTS AT MATURITY IN 2015 WITH CHARGE AGAINST THE AMORTISATION FUND (nominal amounts in € mn)
Settlement date	Security reimbursed		Amount reimbursed
	Type	Maturity
01/11/2015	BTP	2015	3,947

This transaction almost entirely used up the balances of the Fund, which were mainly made up by proceeds from the sale of shareholdings and deposits of commissions paid against government-guaranteed bank bonds (Decree Law No. 201, of 2011, Art.8), as well as – to a lesser degree – by private donations.

Foreign securities

With the objective of diversifying the institutional investor base for Italian government securities and reducing issuance costs, the Treasury may issue securities on international markets by taking advantage of various issuing channels characterised by specific documentation consistent with international standards:  namely, Commercial Paper, the Global Bond programme and the Medium Term Note programme. The first of these instruments can be used to round out the issuances of BOTs and is characterised by its great flexibility, both from the standpoint of maturity as well as amount and currency.

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The Global Bond programme is directed towards institutional investors on the U.S. dollar market who are high-profile and very diverse in geographic origin. Finally, the extreme flexibility of the securities issued under the Medium Term- Note Programme, in public or private format, allows for reaching mostly European and Asian investors interested in holding a securities portfolio in Euros or other currencies.

Commercial Paper

During 2015, the Treasury did not issue commercial paper notes, taking into account the absence of any of the Treasury’s specific, very short-term cash needs, and in line with the objective of lengthening the average life of the debt and the resulting reduction of the BOT segment, characterised, as already noted, by negative net issues of approximately €10.4 billion.

Global and MTN programmes

During 2015, financial market conditions continued to not allow for the international issuance of global bonds.
Instead, the Treasury completed seven private placements through the MTN programme, all in Euros and carried out during the first quarter; in one case, the securities were indexed to European inflation (harmonised index excluding tobacco - HICPxTo) using the same indexing mechanism as that for the BTP€i.
The security indexed to European inflation was issued with a 28-year maturity, while the others were fixed-rate securities, with 12- to 17-year maturities. All of these issues benefitted from rate arbitrage with regard to the BTP and BTP€i yield curves of corresponding interpolated duration, thus reducing the cost of borrowing.
The volumes issued, amounted to €4 billion, results that were well below the limit of 30 percent of net issues set by the Framework Decree. On 31 December 2015, the amount of foreign currency-denominated bonds following cross-currency swaps equalled 2.89 percent of government securities stock, unchanged in comparison to the 2.80 percent recorded at end-2014.

TABLE IV.3: PRIVATE PLACEMENTS THROUGH MTN PROGRAMME
Notional amount (€ mn)	Settlement date	Maturity	Type	Coupon
1.000	02/02/2015	02/02/2028	Nominal	1.862%
500	02/02/2015	02/02/2032	Nominal	2.192%
300	18/02/2015	18/02/2043	Inflation	1.19%
500	05/03/2015	05/03/2029	Nominal	1.771%
500	05/03/2015	05/09/2032	Nominal	2%
500	06/05/2015	06/05/2028	Nominal	1.666%
700	22/05/2015	22/05/2027	Nominal	2.127%

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IV.2	DERIVATIVES PORTFOLIO MANAGEMENT

As outlined in greater detail below in this Chapter, the derivatives portfolio with reference to the debt include: cross-currency swaps (CCS), hedging the issues denominated in foreign currency; interest rate swaps (IRS), covering issuances of MTN programme securities, largely euro-denominated; and finally, euro transactions aimed at lengthening the duration of the average refixing period to mitigate risk of a rise in interest rates within the debt portfolio: the IRS, which in some cases are associated with the sale of receiver swaptions, and stand-alone receiver swaptions, that is, not linked to pre-existing IRS. The portfolio also includes IRS hedging liabilities of the company, Infrastrutture S.p.A., which were assumed by the Treasury as provided by the 2007 Budget Law.
In 2015, the value of the derivatives portfolio remained distinctly negative, although it did show some improvement at end-2015 as compared to end-2014, as will be explained further below. The negative value, in the current market scenario, is the inevitable and direct consequence of the insurance provided by derivatives. The derivatives portfolio is in fact used by the Treasury to contribute to hedging interest-rate risk on the debt, and hence contributes to increasing the quota of long-term fixed rate components of the overall debt portfolio, to levels in accordance with market conditions in the periods that, over the years, the transactions were executed. A derivatives portfolio set up in this way will necessarily have a financial duration and an average refixing period that are well above those for the underlying debt, so much so that it increases the average values of these risk indicators with reference to the entire debt portfolio (hence reducing risk) to the extent analysed below. Even though the value of the stock of the derivatives is quite limited in percentage terms when compared to securities stock, the marked decline of interest rates in 2015, despite the momentary and modest rise seen between May and December, inevitably produced a negative value of the derivatives portfolio in 2015.
In light of these market developments and the objectives established for debt management in 2015, as well as lingering, objective constraints tied to bank regulations and the absence of collateralisation, during the year there was only limited intervention in the restructuring of a pre-existing situation, represented by a swaption for the total notional value of €3,500 million.
Given the protraction of a situation in which interest rates were exceptionally low, further accentuated at the start of 2015 by the market’s reaction to the ECB announcement of the expanded assets purchase programme within the Euro Area, it became certain that the Treasury’s counterparty would exercise a swaption contract leading to an interest-rate swap with a 10-year maturity starting 1 February 2015, and in which the Treasury would pay a fixed rate of 3.5325 percent and receive 6-month Euribor rate for a total notional value of €3.5 billion.

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In light of the new regulations involved in booking financial transactions as dictated by Eurostat upon the adoption of ESA 2010, an additional debt has resulted (even if only in accounting terms) of approximately €960 million. Furthermore, in the event of activation of the interest-rate swap, the interest payment on this category – while not affecting net borrowing of the revenue accounts – in terms of actual cash outlays would increase by approximately €60 million in 2015 and €120 million in 2016.
Taking all of this into consideration, a remodelling of the position was therefore undertaken, reacquiring the earlier option through the sale, at an equivalent market value, of four new swaptions, each with a notional value of €875 million (that is, a quarter of the €3,500 million allotted by the earlier option), and by postponing the exercise of the swaptions by two years. At the same time, the maturity of the underlying swaps was extended by five years and related strike prices were lowered to levels between 3.20675 and 3.2215 percent, in order to also slightly reduce the probability of an early exercise of option. Additionally, while the original swaption had physical delivery (an ordinary Treasury operation, given the protection against a rise in interest rate risk that the use of this type of option traditionally promotes), the four new options, all receiver swaptions, were characterised by cash settlement. This situation made it possible to work on the remodelling itself, in that it reduced the counterparty’s credit exposure to the Treasury and thus making the former open to renegotiation. Finally, the splitting up of the original swaption into four distinct contracts allowed for a phasing over time of settlement transactions within a period of a few weeks, optimising the Treasury management’s cash flow needs and the interest rate levels involved in executing the transactions.
When the new options were exercised, four new IRS in current market rates will take off – these rates will therefore be lower than corresponding strikes – thus safeguarding the function of lengthening the duration of the debt.
In conclusion, as a result of the restructuring described above, it was possible to pursue the twin objectives of avoiding the onset of a debt account and of increasing the level of hedging interest-rate risk, meanwhile preventing added spending to the Government’s two-year period budget for 2015-2016.
It was not possible to effectively intervene on other analogous positions, so another five swaps originating from swaptions were exercised, for a total notional value of €10,834 million, which generated a debt accounting entry of €3,644 million.

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IV.3	RESULTS OF ISSUING ACTIVITY AND OF DEBT MANAGEMENT TRANSACTIONS IN RELATION TO THE OBJECTIVES

The final mix of the portfolio issues for the year

Chapter I outlined the portfolio of issues which the Treasury has proposed to put in place during 2015, with the aim of containing the cost of financing, managing interest-rate and refinancing risks as effectively as possible and also attaining better margins of efficiency – given the numerous future scenarios of changes in interest rates and inflation – with regard to an ensemble of other possible portfolios of issues, deemed “realistic” in terms of their actual viability on the market.

This portfolio, compared to that of 2014, specifically called for:

1)	equal shares to be allocated to BOT issues;
2)	a slight increase in the CTZ segment and a downward adjustment of the CCTeu;
3)	a reshaping of the 3- and 5-year BTP segment;
4)	a substantial confirmation of the 7- and 10-year BTP segment;
5)	a significant boost to the 15- and 30-year BTP segment; and
6)	a reduction in the inflation-indexed issues segment (both Italian and European).

The analysis provided by Table IV.4 indicates a number of conclusions, listed here below.
The BOT objective has been fully reached, in that the share of 39.5 percent is exactly the same as that of 2014.
With regard to the CTZs, the share of the portfolio of issues fell, from 7.1 percent to 6.6 percent, but the net flow of issues was nonetheless positive, thanks also to the limited volume of securities maturing. The value of the offer was calibrated in a way that maintained regularity of the placements of the segment, even in the context of its general reshaping in terms of stock.
The decline in the 3- and 5-year BTP sectors has been achieved: the 3-year BTP fell from 8.2 percent in 2014 to 7 percent in 2015; the 5-year BTP from 10 percent in 2014 to 8.1 percent in 2015; in both cases there was also reduction in the volumes offered on the market in terms of absolute value. The 7- and 10-year BTPs increased slightly, in line with that provided for by the objective of consolidating their role, rising respectively from 6.6 percent in 2014 to 7.5 percent in 2015 and from 8.6 percent in 2014 to 9.8 percent in 2015; even in terms of absolute value, issues of the two maturities rose slightly. The 15- and 30-year BTP segments also grew, as desired – and therefore in a significant way – even though their sizes were still limited within the overall portfolio of issues: the 15-year BTP went from 3.7 percent in 2014 to 4.5 percent in 2015, while the 30-year BTP over the same period rose from 1.6 to 3.5 percent. Once again, in this case placements grew in terms of absolute value, especially on the 30-year security, where a substantial doubling of volumes offered was obtained.

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The share of the BTP€i issues remained substantially unchanged, at around 3.1 percent, while that of the BTP Italia fell significantly, from 6.1 percent in 2014 to 2.3 percent, due also to a halving of the number of placements (from two to one).
The objective of reducing inflation-indexed segment issues was attained, considering that even the volumes traded in absolute terms fell on the BTP€i segment (from approximately €14.5 billion in 2014 to about €13.1 billion in 2015), but above all on the BTP Italia, where the decline was from over €28 billion in 2014 to €9.4 billion in 2015.
As for foreign securities, even though there has not been a return to public format placements, the issues have increased due to a series of private placements carried out under the MTN programme, this strategy being in line with the objectives set out at the start of the year. In fact, the securities issued were all long term; specifically, there was an issue amounting to €300 million in a European inflation-indexed security maturing February 2043 (with a duration of 28 years), and seven nominal securities with a maturity of between 12 and 17.5 years, some with an annual coupon and others with a six-monthly coupon, for a total of €3,700 million. Furthermore, for all of the issuances, the interest rate conditions were lower than the levels seen on the secondary market for BTPs with the same characteristics.
If one therefore views the overall portfolio, one can state that, in spite of the critical aspects affecting Italian government securities in 2015, the objective in terms of the mix of the portfolio of issues was essentially reached.

TABLE IV.4: MIX OF 2013-2015 ISSUES IN ABSOLUTE VALUE (€ mn) AND AS A PERCENTAGE, INCLUSIVE OF DEBT EXCHANGE TRANSACTIONS
	2014 issues	% of total	2015 issues	% of total
Mini BOT	0	0.0%	0	0.0%
3-month BOT	0	0.0%	0	0.0%
6-month BOT	91,934	19.8%	80,956	19.5%
12-monthBOTi	90,472	19.5%	83.,74	20.0%
Commercial Paper	481	0.1%	0	0.0%
Total short term	182,887	39.5%	164,130	39.5%
CTZ	32,969	7.1%	27,388	6.6%
CCTeu	24,452	5.3%	29,503	7.1%
3-year BTPi	38,046	8.2%	28,924	7.0%
5-year BTPi	46,543	10.0%	33,729	8.1%
7-year BTP	30,411	6.6%	31,340	7.5%
10-year BTP	40,064	8.6%	40,712	9.8%
15-year BTP	16,933	3.7%	18,703	4.5%
30-year BTP	7,250	1.6%	14,391	3.5%
5-year BTP€i	4,170	0.9%	1,614	0.4%
10-year BTP€i	8,256	1.8%	4,048	1.0%
15-year BTP€i	1,536	0.3%	6,872	1.7%
30-year BTP€i	525	0,1%	562	0.1%
BTP Italia	28,071	6.1%	9,379	2.3%
Foreign	1,250	0.3%	4,000	1.0%
Total medium/long term	280,476	60.5%	251,164	60.5%
TOTAL	463,363		415,294

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The mix of securities stock at end-year

The mix of the debt by instrument, taking into account all domestic and foreign government securities, continued to confirm the declining trend seen in previous years in the short-term and variable-rate components, alongside an increase in the medium-/long-term and fixed-rate components.
In fact, on the total securities stock outstanding, in 2015 with respect to 2014 there was a decrease of approximately 4 percent in the share of issues of short- and medium-term components, such as BOTs, CTZs and BTPs with 3- and 5-year maturities; whereas the share of issues in the long-term nominal and inflation-indexed segments, with 10-year and above maturities, increased by over 4 percent.
The role played by the BOT in the reduction of the short-/medium- term segment, in accordance with the objectives set, was minimal, falling from 7.04 percent at end-2014 to 6.34 percent on 31 December 2015. The same can be seen with the 24-month CTZs, which fell from 2.96 percent at end-2014 to 2.68 percent at end-2015. The large part of the remaining reduction in the short-/medium- term segment was registered on BTPs with 3- and 5-year maturities with over 3 percentage points. As for the growth of securities with long-term maturities, the predominant role was played by nominal 15- and 30-year BTP segments.
The variable-rate component (CCTs and CCTeus) reached 6.68 percent of the debt, in marginal decline and in line with the objective with respect to the value registered at end-2014 (6.69 percent). In contrast, the stock of the nominal BTP increased marginally, from 67.56 percent to 67.75 percent of the total. Within this segment, during 2015, the share of securities with residual life of more than 5 years also grew.
The component linked to the European HICP (BTP€i) showed a slight increase with respect to 2014 (from 7.3 to 7.94 percent, in revalued terms), as was the case with the share of BTP Italia (from 5.30 to 5.72 percent, again in revalued terms). Generally, due also to the absence of maturities, the segment of securities indexed to inflation in 2015 grew approximately 1 percent in relation to the total debt - from 12.6 percent in 2014 to 13.66 percent at end-2015 - in line with the Treasury’s portfolio decisions, aimed at guaranteeing continuity in the issuance of securities with all maturities, while also keeping total exposure to inflation under control.
As in recent years, the ratio of foreign securities to total debt deceased slightly, from 3.14 percent in 2014 to 2.89 percent in 2015.

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FIGURE IV.17: MIX OF THE STOCK OF GOVERNMENT SECURITIES AT 31 DECEMBER 2014 AND AT 31 DECEMBER 2015

Finally, the structure of the debt stock at the end of 2015 was influenced by the reimbursement of the securities at maturity drawn from the Fund for the Amortisation of Government Securities and the swaptions described above.
With reference to aggregate domestic securities only, Figure VI.18 shows the trends illustrated thus far over a longer time span: the progressive decrease of the variable-rate component; the structural relevance and tendency to increase of the fixed-rate component; the birth in 2003 and the stabilisation of an 8 percent threshold linked to European inflation; the birth in 2012, the developments made in 2013-14 and the consolidation in 2015 of the component linked to Italian inflation (FOI), as a result of the BTP Italia programme.

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FIGURE IV.18: STRUCTURE OF THE STOCK OF DOMESTIC GOVERNMENT SECURITIES

Exposure to refinancing risk and to interest-rate risk

Tables IV.5 and IV.6 measure the exposure of the government securities stock to interest-rate and refinancing risk, which summarises the effects of issuing policy choices made and carried out during 2015. As these indicators show, the prevalence of these risks is in line with the objectives outlined in Chapter I.

TABLE IV.5: AVERAGE LIFE OF STOCK OF GOVERNMENT SECURITIES (in years)
	31/12/2013	31/12/2014	31/12/2015
Domestic securities	6,.9	6.26	6.38
Foreign securitiesi	10.62	10.16	11.01
Stock of government securities	6.43	6.38	6.52

With reference to refinancing risk, it should be noted that the overall average life of all government securities on 31 December 2015 came to 6.52 years, a figure above that of 31 December 2014 (6.38 years). Therefore, the average life of the debt, which had been reducing gradually since 2011 (with respect to 2010) and had substantially stabilised in 2014, increased in 2015.
Looking at the three-year trend of the structure by maturity of the stock of government securities (see Figure IV.19), one first of all notes the reduction in securities with less than one year maturities. The situation for securities with 1- to 7-year maturities is fundamentally stable, with a very slight drop in the 1- to 3-year segment, an increase of an analogous degree in the share of securities with a residual life of between 3 and 5 years and a nearly unchanged situation with regard to the segment between 5 and 7 years. A modest, yet significant, growth can instead be seen with regard to securities with 7- to 10-year maturities, and even more so for securities with residual life of over 10 years.

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All this reflects efforts to contain the short-term securities segment, the healthy demand on the medium-term segment (which limited the possibility of moderating the offering at auction of securities with 3- and 7-year maturities) and the gradual increase of longer-term issues. To be noted, as factors contributing to the increase in the segment between 7 and 10 years, aside from increased issuances of nominal BTPs, were the lengthening to 8 years of the BTP Italia’s maturity and the full reinstatement of the CCTeu’s 7-year maturity. Finally, the most conspicuous issues of securities with maturities between 15 and 30 years, whether nominal or indexed to inflation, have led to a widening of the longer-term maturity segment. These have contributed to countering the pressure on shortening the average life exercised by the considerable pre-existing debt stock.

FIGURE IV.19: MATURITIES BY RESIDUAL LIFE, 2013-2015

Note: The stock of the securities indexed to inflation takes into account the revaluation of the principal coming due at the end of each year. The securities denominated in foreign currency are valued after the cross-currency swaps.

Instead, with reference to interest-rate risk, one sees how the value of the financial duration of the stock of government securities on 31 December 2015 had increased further with respect to that of end-2014, going from 5.26 to 5.48 years, due to issuing policy and the general level of interest rates. The relevant objective set out in Chapter I has therefore been met.
As for the average refixing period, during the last months of the year a method to calculate this parameter has been fine-tuned based on specifications that emerged at European level.4 The methodology agreed on at European level has in fact led to some variations in the calculation of the ARP, with a significant impact on the foreign debt component.

___
4 A working group of EU Economic and Financial Committee (EFC), sub-committee of the European Sovereign Debt Markets (ESDM), was established in response to a specific request from the Eurogroup for an analytical contribution regarding debt management in the current context charaterised by extremely low interest rates. This contribution concentrated on the selection of a number of risk indicators which Eurozone countries will need to adopt and share. The average refixing period (ARP) is in fact included among the risk indicators selected.

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Table IV.6 provides the ARP values with reference to the end of the last three years: the 2013 and 2014 stock assessments have been recalculated with respect to those published last year, to take into account changes since adopted. These actions have not in any event altered the trend of the risk indicators over the years and the effect on the overall figure (referred to within the portfolio) is limited to only the second decimal point.
The ARP, with reference to the government securities stock, went from 5.30 years end-2014 to 5.41 years at end-2015, thus highlighting an increase of this indicator and an associated reduction in the portfolio’s risk profile, once more we see a case that is in line with the objectives set out in Chapter I.

TABLE IV.6: TREAD OF DURATION AND ARP IN 2013-2015 IN RELATION TO THE GOVERNMENT SECURITIES IN STOCK, BEFORE DERIVATIVES (in years)
	Duration			ARP
	31/12/2013	31/12/2014	31/12/2015	31/12/2013	31/12/2014	31/12/2015
Domestic securities	4.73	5.25	5.45	5.35	5.30	5.39
Foreign securities, before derivatives	4.97	5.46	6.45	5.89	5.32	6.11
Government securities stock	4.74	5.26	5.48	5.37	5.30	5.41

Derivatives portfolio management during 2015 was also carried out in accordance with the objectives assigned. In fact, the derivatives portfolio contributed to the lengthening of the overall duration of the debt over 2015, bringing it from 5.48 years before derivatives to 6.06 years after derivatives, with an increase equal to approximately seven months.
Similar to what is shown in Table IV.6 with regard to government securities stock, the total duration after derivatives at the end of 2015 rose to 6.06 years, an increase on the 5.90 years registered on 31 December 2014. A comparison between the duration figures at end-2015 with that of end-2014 therefore shows an increase of approximately two months, due on the one hand to securities issuing policies and derivatives management in 2015 and, on the other hand, the trend of interest rates. This increase is therefore similar, whether viewing government securities stock before or after derivatives, and is a continuation of the trend that was registered by around six months into 2014.
The derivatives portfolio has also contributed to lengthening the average refixing period of the debt: at the end of 2015, the overall ARP reached 6.05 years, growing with respect to the 2015 before derivatives figure of 5.41 years (an increase of nearly eight months) as well as compared to the 6.01 years registered on 31 December 2014.5

___
5 Even the method for calculating the contribution of derivatives instruments to the duration and ARP of the debt has been further advanced and aligned with the criteria in the process of being adopted by the ESDM and among EU Member Countries. In light of this change, both risk indicators relating to the overall debt (after derivatives) have be recalculated with reference to 31 December 2013 and 31 December 2014.
In the past, the planning documents, and more specifically, the EFD and the Stability Programme, reported a duration generated by the IT system used by the Public Debt Directorate, which was based on a criterion of separating the derivatives portfolio from the securities portfolio. Therefore, the actual impact of the derivatives portfolio on the overall duration – which is obviously a weighted average of the duration of the individual instruments – was underestimated since it did not take into account the hedging function (whether with respect to individual securities or a portfolio) of the derivatives in place, using the sum of the value of securities and derivatives as the denominator.

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TABLE IV.7: TREND OF DURATION AND ARP IN 2013-2015 IN RELATION TO GOVERNMENT SECURITIES IN STOCK AFTER DERIVATIVES (in years)
	Duration			ARP
	31/12/2013	31/12/2014	31/12/2015	31/12/2013	31/12/2014	31/12/2015
Domestic securities after derivatives	5.42	5.91	6.04	6,08	6.01	.04
Foreign securities after derivatives	5.22	5.64	6.55	6,43	5.76	6.50
Government securities stock after derivatives	5.42	5.90	6.06	6,09	6.01	6.05

The mark-to-market of the derivatives portfolio gave a negative result of €37.1 billion on 31 December 2015 and of €42.6 billion on 31 December 2014. Considering only the derivatives referring to the debt6 (see Table IV.9), the market value was negative by €42 billion at end-2014 and by €36.7 billion at end-2015.
The mark-to-market of the stock of government securities without derivatives over the same period went from approximately €2,027.2 billion in 2014 to €2,086.3 billion at end-2015. As illustrated by Table IV.8, the difference between the market value and the nominal value of the stock of government securities, which came to approximately €245 billion at end-2014, was about €272 billion at end-2015, with an increase of about €27 billion. Therefore, the increase in market value of the government securities, by approximately €59 billion, can be attributed to variations in the securities stock (with respect to approximately €32 billion of this amount) and to the interest-rate trend (for the remaining €27 billion).

TABLE IV.8: MARKET TREND OF GOVERNMENT SECURITIES STOCK (€ mn)
	MTM	Nominal value	MTM – nominal value
31/12/2015	2,086.319	1,814.445	271,874
31/12/2014	2,027.152	1,782233	244,919
Change	59.167	32.212	26.955

A comparison of the trend in the market value of the derivatives portfolio and that of the securities stock between end-2014 and end-2015 shows that the two values have gone in reverse directions: specifically, there was a reduction of approximately €5.5 billion in the market value of the derivatives portfolio, while there was, in fact, an increase in the market value of securities stock (net nominal value) of approximately €27 billion, as mentioned above.

The different trends can be attributed to the interest rates of reference curves: while the 31/12/2015 swap curve, compared to that of 31/12/2014, is on average higher by approximately 23 basis points in the long-term range (10-30 years) and by about 10 basis points in the above 30-year range (see Figure IV.20),

With respect to the aims of this report, the calculation methods used were reviewed and brought in line with the criteria which are in the process of being adopted among European Union Member States, with the goal of representing the actual impact of the derivatives portfolio on the debt stock from the standpoint of hedging rate risk.
6 In this case, the derivatives executed with reference to mortgages receivable, pursuant to the 2005 Budget Law, have been excluded.

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that of Italian securities interest rates decreased by approximately 30 basis points on the 10-year segment and an average of about 54 basis points on the 15- and 30- years segment. In other words, the comparison between end-2014 and end-2015, showing a reduction of the component that counteracts credit risk, inherent in government yields, is decisive in explaining the diverse trends of securities and derivatives.

FIGURE IV.20: EURO SWAP CURVES

The following table (IV.9) provides the notional and market values of the different segments that make up the portfolio of the derivatives instruments. With regard to the derivatives on the debt, the cross-currency swaps refer to the issues denominated in foreign currency, while the IRS for hedging purposes refer to the issues of euro-denominated securities as part of the MTN programme. Furthermore, the IRS for the purposes of duration category includes all positions referable to the strategy of protection from a rise in interest rates, which, in some cases, entail the sale of receiver swaptions in association with the IRS.
The IRS ex-ISPA segment includes all derivatives associated with the liabilities of the company, Infrastrutture S.p.A., which were assumed by the Treasury as provided by the 2007 Budget Law. In the swaption category, there are also stand-alone receiver swaptions, or those not relating to pre-existing IRS. The table also presents the values in relation to derivatives on assets and to the overall portfolio.

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TABLE IV.9: DERIVATIVES INSTRUMENTS PORTFOLIO – 2014 AND 2015 (data in € mn)
	31/12/2014				31/12/2015
Derivatives instruments on debt
Instrument	Notional	In %	MTM	In %	Notional	In %	MTM	In %
IRS ex-ISPA	,500	2.19%	-1,524	3.62%	3,500	2.32%	-1,375	3.75%
CCS (Cross-currency swaps)	21,329	13.37%	1,093	-2.60%	13,771	9.13%	1,570	-4.28%
IRS (Interest-rate swaps) for hedging purposes	12,309	7.71%	643	-1.53%	10,338	6.85%	665	-1.81%
IRS (Interest-rate swaps) for duration purposes	102,948	64.51%	-33,087	78.66%	108,282	71.76%	-31,527	86.01%
Swaptions	19,500	12.22%	-9,188	21.84%	15.,00	9.94%	-5,988	16.34%
Total derivatives on debt	159,586	100.00%	-42,064	100.00%	150,891	100.00%	-36,655	100.00%
Government securities outstanding	1,782,233				1,814,445
Derivatives on debt/Government securities	8.95%				8,32%

Derivatives instruments on assets (2005 Budget Law)
Instrument	Notional		MTM		Notional		MTM
IRS (Interest-rate swaps)	3,454		-586		2,899		-448

Total derivatives instruments portfolio
Instrument	Notional	In %	MTM	In %	Notional	In %	MTM	In %
Derivatives on debt	159,586	97.88%	-42,064	98.63%	150,891	98.11%	-36,655	98.79%
Derivatives on assets	3,454	2.12%	-586	1,37%	2,899	1.89%	-448	1.21%
Total derivatives instruments	163,040	100.00%	-42,649	100.00%	153,790	100.00%	-37,103	100.00%
N.B.: The mark-to-market (MTM) value does not include the statistical calculations made by the Bank of Italy for the purpose of the publication of the financial accounts.

More specifically, eight CCS matured during 2015 due to maturities associated with foreign-currency denominated issues. The overall notional value in Euro resulting from these eight transactions equalled €7,558,056,834. Of the IRS for hedging purposes of issues of foreign securities as part of the MTN programme, two transactions matured during the year (one in Euro and the other in Swiss francs), with a notional value of €2,033,625,427. With regard to the IRS and swaptions for macro-hedging risk of an interest-rate rise affecting the entire portfolio, during 2015 two IRS matured; while five IRS were generated by the exercise of swaptions during that year and a swaption with a notional value of €3,500,000,000 was restructured, as described above in this chapter. The two matured IRS had an overall notional value of €2,000,000,000. The five IRS that emerged following the exercise of swaptions had an overall notional value of €10,834,000,000.

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Regarding the derivatives instruments on the debt, thus excluding the positions assumed on mortgages receivable pursuant to the 2005 Budget Law, the following two charts show the trend of the notional value by year, starting from 31/12/2014 and from 31/12/2015 and through to the final maturity of the portfolio (2062), assuming that all the receiver swaptions that are present in the portfolio are exercised. After 2048, the last year which shows an IRS with a sizeable notional value (€1 billion), there would remain just one position referring to a security within the MTN programme, with a notional value of €250 million, which will expire in 2062.

FIGURE IV.21: PROJECTED TREND OF NOTIONAL VALUE OF DERIVATIVES PORTFOLIO ASSUMING THE EXERCISE OF SWAPTIONS (data in € mn)

Note: In the comparison between 31/12/2014 and 31/12/2015, the notional value of the increase during the period from 2015 to 2023 refers to a contract already in existence on 31/12/2014. It involves a swaption with a notional value of €2,834,000,000 associated with a pre-existing IRS, which, from the portfolio’s perspective, was not producing additional notional value. At the time of the exercise of the swaption Eurostat accounting rules led to the registering of the notional value of the IRS, both the pre-existing one and that generated by the exercise of the swaption, even though they financially cancel each other out. Whereas on the restructuring, section IV.2 provides an explanation of the difference in notional value over the time span between 2025 and 2032.

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FIGURE IV.22: STRUCTURE PER MATURITY OF DERIVATIVES PORTFOLIO ASSUMING EXERCISE OF SWAPTIONS (data in € mn)

The cost of the debt

The weighted average cost of the new issues in 2015 declined further, down to 0.70 percent from 1.35 percent in 2014. The fall in market rates, described in Chapter II, thus more than compensated the gradual rebalancing of the issues towards longer maturities, which normally have higher rates at issuance.

FIGURE IV.23: COST AT ISSUANCE OF GOVERNMENT SECURITIES – 2005-2015

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The average cost of debt, calculated as the ratio between the cash interest generated by government securities during the year t to the stock of government securities during the year t-1 was equal to 3.39 percent 2015 compared to 3.70 percent in the preceding year.
Considering the impact of the overall transactions in derivatives, the figure for 2015 rises to 3.55 percent, with an increase of 0.16 percent, and is therefore substantially in line with that for 2013 (equal to 0.17 percent) and of 2014 (equal to 0.19 percent) and with the forecasts at the start of the year.
In fact, the preparation of public finance forecasts included in the planning documents, and also in the State budget forecast, takes into account the effect produced by the derivatives using simulation hypotheses consistent with the rest of the estimates. Similarly, all the final data also incorporate the effects of amounts collected or expended as a result of transactions in derivatives.
The difference in cost between the debt portfolio before and after derivatives represents the marginal cost sustained by the Treasury to obtain a longer duration, and thereby a greater coverage of the risk of a rise in interest rates, as opposed to what would be possible by only making use of the instrument of bond issues.
Finally, the average cost of transactions in derivatives for management of the duration of the domestic debt stock was equal to 4.35 percent at end-2015; at the same date, the domestic debt stock before derivatives with a coupon cost of more than 4.35 percent totaled approximately €583 billion.

FIGURE IV.24: AVERAGE COST OF GOVERNMENT SECURITIES BEFORE AND AFTER DERIVATIVES – 2005-2015 (data in %)

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IV.4	TREASURY’S LIQUIDITY MANAGEMENT

2015 was a year characterised by the Treasury’s decidedly high volumes of available liquidity, seeing as the average stock was slightly above that seen the preceding year, the latter having been already considered a significant amount.
The growth in the balance was undoubtedly facilitated by the ECB decisions, launched in part in 2014 and intensified starting in March 2015 with the expansion of the quantitative easing programme (QE). As already discussed, monetary-policy regulations have produced a considerable increase in liquidity available to the system, creating market conditions that favour a decline in yields and sustaining the demand for government securities, which have benefitted greatly as a result. On the other hand, these conditions have made cash management a more demanding process for all Eurozone countries, which have found that they needed to expend higher amounts of stock on the money market, in a scenario in which negative rates prevailed.
The Treasury’s liquidity management took place, as in the past, through the Operations on Behalf of the Treasury (OPTES) described in Chapter I, which monitor the Treasury balances and flows, through a continuous exchange of information between the MEF and the Bank of Italy as well as the use of cash management instruments. These instruments include daily auctions and bilateral transactions – for employing or tapping liquidity – carried out with selected counterparties.

Monitoring the Liquidity Account and trends in daily and monthly liquidity balances

During 2015, efforts by the Treasury and the Bank of Italy continued towards the monitoring of available liquidity and forecasting Treasury cash flows, carried out each business day of the year. As noted in Chapter I, the activities are based on a daily exchange of information between the above-mentioned institutions, with estimated and final data relating to all the receipts and payments through the accounts held at the State Treasury and with the consequent estimation of the Liquidity Account’s balance.
The exchange~~s~~ of estimated forecasts mentioned above are updated by the Bank of Italy six times a day and substantiated by the Treasury, with the aim of estimating the account balance at the close of the business day. The institutions also share a longer-term estimation scenario, with weekly updating and for time periods of between 30 and 60 days, in line with monetary-policy needs.
In spite of the complexities of the Treasury’s flows, which are due largely to the multitude of players in operation and the relevance of certain movements, monitoring of the Liquidity Account produced satisfactory results in terms of the capacity for estimation even in 2015. The available balances estimated by the Treasury during the weekly exchanges of information with the Bank of Italy in fact registered deviations of 10-15 percent as compared to the final data, correlating these divergences with the totalling up of the daily movements being estimated. However, the percentage deviation is reduced on average by only 1 percent, if correlated to the value of the amount of available liquidity held by the Treasury on the day the estimate refers to.

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Thanks to the monitoring activity and management of the Liquidity Account it has been possible to stabilise balances – between estimated and final data – albeit on rather high levels.
As noted, the Treasury flows are influenced by the trend of the borrowing requirement, which on some days of the month cause the liquidity balance to vary by billions of Euro. The potent volatility of the Account over the span of an average month is illustrated in the Figure below, which shows the fluctuations observed in 2015. For the sake of simplicity, the Figure pegs at zero the minimum balance (which generally occurs between the 15th and the 17th of the month), so that infra-monthly cyclical fluctuations that characterise the Treasury’s liquidity balance can be more easily seen. One may therefore observe how the variation between the maximum and minimum liquidity balance recorded in an average month, even in 2015, could reach over €24 billion.

FIGURE IV.25: AVERAGE INFRA-MONTHLY CHANGES OF TREASURY LIQUIDITY: VARIATIONS COMPARED WITH THE MONTHLY MINIMUM – 2015 (€ mn)

The Figure clearly shows an increase of over €20 billion, which occurred between the 17th and the 21st of the month, as well as the decrease of approximately €10 billion during the first days of the month, unlike 2014 when it was on the first day of the month (in fact, in 2015, on six out of the 12 months of the year the first day was a holiday and therefore there were no Treasury movements those days, or the immediate following days). These variations are largely attributable to collections of tax revenues, which take place in the second half of the month, and to social security payments, concentrated on the first day of the month.
In this regard, it is useful to note that during 2015 a regulatory action was introduced which arranged for all the welfare benefits managed by the INPS (INPS pensions, ex-INPDAP, ex-ENPALS, etc.) be paid on the first day of the month, in order to streamline and standardise the procedures and payment times.7 This

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7 In more detail, Article 6 of Decree Law No. 65 of 21 May 2015 established that: “As of 1 June 2015, with the aim streamlining and standadising the procedures and times for the payment of social security benefits from the INPS, pension payments, cheques, pensions and caregivers’ allowances granted to civilian disabled or invalids, as well as the 'INAIL annuities are payable the first day of each month or the following day if a holiday or a non-banking day, with a single payment order where there are no hindrances, with the exception being made for the month of January 2016, in which payment is made on the second banking day. As of 2017, these payments are to be made the second banking day of each month”. Prior to the passage of this law, payments were made on three different days of the month: all the social security benefits dispensed by the INPS (already prior to 2012) on the 1st, the payments dispensed by the ex-ENPALS on the 10th and those dispensed by the ex-INPDAP on the 16th.

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action is not particularly apparent in the Figure, both because it started mid-year and because of the calendar aspects mentioned above.
The decision to aggregate the social security payments, anticipating some of them, also came in response to the need to adopt measures that would not have a burdensome social impact on households – in a context still influenced by the negative effects of the global economic and financial crisis – but does not facilitate the Treasury’s liquidity management. To mitigate the above-mentioned obvious infra-monthly fluctuations, it would be appropriate to adopt measures that would allow for the matching, or at least bringing closer, the days characterised by the largest Treasury receipts with those in which the largest payments take place, so as to reduce the net daily variations and enable the Treasury to lessen the liquidity buffer it holds for the purposes of social security payments.
The high level of liquidity held by the Treasury comes also in response to the need to address the movements stemming from relevant maturities of government securities, which are not always correspondingly balanced out by an equivalent amount of issues, especially with regard to medium- and long-term securities. In fact, according to market practices, the issues of different BOTs are normally distributed within different tranches over a period of a few months, whereas the related reimbursements take place in a single installment on the day securities mature.
The fluctuations illustrated in the preceding Figure are therefore also connected to the issues and, above all, to the maturities of the securities, which at times contribute specifically to the considerable decline seen at the start, middle and end of the month.
Further evidence of the volatility of the Treasury’s liquidity stock can be obtained through a comparison of the trend of balances in different months of the year. For example, Figure IV.26 below shows the minimum and maximum variations observed within each month of 2014 and 2015. This collection of data furnishes results that differ from those of the preceding figure, which presented average monthly data and therefore tended to partially diminish the extent of the fluctuations (since the minimum and maximum days do not coincide in all months, especially because of calendar-related factors). Looking at the data points, variations between the monthly minimums and maximums are apparent, and in 2015 these have on average exceeded €32 billion, an increase on the approximately €30.5 billion registered in 2014.

the INPS, pension payments, cheques, pensions and caregivers’ allowances granted to civilian disabled or invalids, as well as the 'INAIL annuities are payable the first day of each month or the following day if a holiday or a non-banking day, with a single payment order where there are no hindrances, with the exception being made for the month of January 2016, in which payment is made on the second banking day. As of 2017, these payments are to be made the second banking day of each month”. Prior to the passage of this law, payments were made on three different days of the month: all the social security benefits dispensed by the INPS (already prior to 2012) on the 1st, the payments dispensed by the ex-ENPALS on the 10th and those dispensed by the ex-INPDAP on the 16th.

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FIGURE IV.26: VARIATION BETWEEN MAXIMUM AND MINIMUM MONTHLY BALANCES AND AVAILABLE LIQUIDITY OF THE TREASURY – 2014-2015 (€ mn)

The depiction of the monthly data is useful also because it shows the annual cyclical trends of the borrowing requirement, which have a significant effect on liquidity levels. The peak in June, for example, is easily spotted both in 2014 and 2015 as it mainly depends on the tax revenues concentrated in that month of the year. In general, the monthly trend appears to be quite similar in both years represented, but with a considerable difference with regard to August (essentially due to the fact that the first day of this month was not a business day in 2015). The curve trend shows divergences in just a few other months, which mainly show a different distribution of government securities maturities; in this respect the trend of December 2015 is particularly significant, a month burdened with sizeable reimbursements.
The volumes and trends of the Treasury flows and of the public debt illustrated here are therefore such as to require, especially during particular periods of time, the Treasury to maintain a sizeable liquidity reserve, aimed at countering the fluctuations in balances and tackling expected and unexpected movements with prudence.

The efficiency of cash management and the market situation

The need to move large balances of liquidity on a daily basis has not, however, been matched by results on the money market. The effectiveness of OPTES in 2015 was in fact marked by a strong reduction in the quantities allocated compared the preceding year; specifically, from the month of March, and therefore coinciding precisely with the launch of the QE, there was a drastic fall in demand on the part of market intermediaries accompanied by an analogous trend of the yield curve.
The contraction in the employment of liquidity at OPTES auctions led to an increase in balances held by the Treasury at the Bank of Italy, in response to which greater use was made of bilateral transactions; the latter, having a longer

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duration, enabled the Treasury to limit risk due to the impact of negative rates to within reasonable margins.
Figure IV.27 – which relates the average use of liquidity at Treasury auctions to other relevant episodes in monetary policy-making, from the start of the new OPTES in November 2011 – shows the gradual decline in demand starting from the ECB decisions of June 2014, and then further accentuated from the time of the introduction of the PSPP. As can be seen in the Figure below, the quantities allocated since March 2015 were similar to those relating to 2012, when the European Central Bank launched two LTRO auctions placing a large volume of liquidity on the market.
The Figure does not show, in order to allow for legibility, the four auctions carried out during 2015. These operations, held quarterly in March, June, September and December, were not however particularly successful among market intermediaries; the apparent lack of interest in the funds was confirmed by the limited request for liquidity seen at OPTES auctions in those same months.

FIGURE IV.27: AVERAGE DAILY USE AT OPTES AUCTIONS (€ mn)

The impact of monetary policy is also clear in the trend of interest rates. For example, Figure IV.28 shows during 2014-2015 both the EONIA rate  - market reference for overnight maturities – as well as the weighted average yield rate  at the daily OPTES auctions when there was participation (as mentioned, these auctions have the same overnight maturity).

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FIGURE IV.28: TREND OF OVERNIGHT MONEY MARKET RATES AND RATES AT OPTES AUCTIONS 2014-2015 (rates in %)

As can be seen, from the second half of 2014 there was a slow but continuous decline in money-market yields, chiefly due to reductions in reference rates resulting from ECB interventions. In particular, it is possible to make out the typical cyclical trend characterised by peaks of demand and yield on the last day of the month. This tendency gradually disappears as the market becomes saturated, and by the second quarter of 2015 the market no longer appears to express any demand for liquidity, to the point of leading the ECB to even lower rates in December (the only intervention of the year), the effects of which are clearly visible in the Figure.
The Figure also shows how this trend is reflected on the yields of the OPTES auctions, although the end of 2014 shows split between the EONIA rate and the weighted average yield on the auctions. This phenomenon can be attributed to the minimum rate set by the Treasury at such auctions, which – quite clearly – had, since June 2014, been kept at zero in order to avoid market transactions at negative rates. The situation changed in December 2015, when further monetary-policy cuts in rates made it no longer possible to employ liquidity at auction without applying negative rates. This led the Treasury to reduce the minimum rate level accepted by 10 basis points, while retaining higher levels for those more prevalent securities on the market with the same overnight maturity.

Use of Treasury liquidity

Even though the market has been characterised by the above-mentioned decline in liquidity preference and significant reduction in yield balances, 2015 OPTES auctions have registered, as a whole, just somewhat less available liquidity use than in preceding years. In fact, during 2015 the Treasury decided on a marked increase of both the liquidity offered at auction as well as the ongoing use of bilateral transactions.
In more detail, the OPTES auctions allowed the Treasury to employ a total of approximately €145 billion in the overnight maturity (95 percent of which was

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allotted in the morning auctions and the residual amounts allotted in the afternoon auctions), compared to the peak of €730 billion of the preceding year, which – as illustrated by the following Figure – had benefitted from an exceptional money-market liquidity demand, especially in the first quarter, to be later drastically reduced by the effects of the ECB decisions of June 2014.

FIGURE IV.29: AVERAGE USE AT DAILY OPTES AUCTIONS – 2012-2015 (€ mn)

The largest share of liquidity was therefore invested through bilateral transactions, aimed at using the most stable base of available liquidity that had previously been mostly held in restricted deposits at the Bank of Italy. In fact, from mid-2014 on the use of OPTES transactions have not included restricted deposits, since resorting to such instruments has become undesirable with the coming into force of European regulations which penalise the balances held by governments at central banks.
In 2015, liquidity invested through bilateral transactions totalled on average €51 billion at month end, compared to approximately €33 billion in 2014. The OPTES bilateral transactions have an average duration of 14 days, which enabled the Treasury to limit the impact of negative rates, which was more prominent on very short-term maturities such as the overnight maturity.
It is worth pointing out, given the Treasury’s sizeable liquidity, that no OPTES funding transactions were carried out in 2015.

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FIGURE IV.30: AVERAGE DISTRIBUTION OF LIQUIDITY AT MONTH END, BY TYPE OF USE – COMPARISON BETWEEN 2014 AND 2015

The preceding figures illustrate the types of employment of the Treasury’s liquidity, according to subdivisions observed at month end. The comparison between 2014 and 2015 clearly reveals the impact of monetary-policy regulations, which – aside from having led to the exclusion of restricted deposits – has made it more difficult to place liquidity on the market and has consequently increased the share of balances held by the Liquidity Account.
In order to have a view of the trend of Treasury liquidity over the year, the following Table IV.10 shows the total size of the liquidity at each month’s end in 2015, using the same subdivision by type of use illustrated immediately above, between Liquidity Account and market transactions.

TABLE IV.10: LIQUIDITY ACCOUNT AND USES OF TREASURY LIQUIDITY AT MONTH END – 2015 (€ mn)
Month	Liquidity Account balance	OPTES liquidity transactions	Treasury’s total liquidity
January	26,023	56,130	82,153
February	11,462	67,030	78,492
March	14,473	63,830	78,303
April	24,934	57,630	82,564
May	41,357	56,430	97,787
June	40,816	57,030	97,846
July	36,035	57,200	93,235
August	12,047	58,700	70,747
September	7,249	53,800	61,049
October	24,584	52,700	77,284
November	22,978	51,000	73,978
December	4,752	30,000	34,752

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The table highlights the Liquidity Account’s elevated balance, particularly during the first quarter of 2015, held also for the prudential purposes of dealing with the considerable reimbursement of government securities which came successively throughout all of 2015, but which stood out in the months of June and December in particular. The balances also benefitted from the favourable trend in debt borrowing, discussed in Chapter II, as well as the ECB’s QE programme, which facilitated government securities issues and – within the limits permitted by policies aimed at reducing the public debt – pushed European sovereign issuers to guarantee the right amount of liquidity to all the debt instruments in use, to meet the market’s increase in demand.
Within this context, the Treasury continued to carry out careful analyses, to both assess the adequate margin of liquidity to be held to achieve efficient debt management, and the choice of different instruments to aid liquidity use, all with the goal of identifying solutions that guarantee a correct balance between costs and risks.

The regulatory context

The monetary-policy provisions have also required a considerable effort in their concrete adaptation to Italian law. This was particularly true of the year the modifications generated by the 2015 Stability Law were applied, as a consequence of the developments produced by the ECB Decision of 5 June 2014 on the remuneration of government deposits at national central banks.
The Stability Law’s enactment required a preliminary research phase, conducted by the MEF (the Treasury Department and the State General Accounting Department) in collaboration with the Bank of Italy, to precisely identify the government deposits that are subject to the ECB decisions. A ministerial decree was therefore issued on 26 June 2015 that defines and lists these deposits – pursuant to Article 5, paragraph 5, of the Consolidated Law on the Public Debt of 30 December 2003 – and adopts solutions aimed at achieving a unified management of the Liquidity Account. Please note that the list does not include the Fund for the Amortisation of Government Securities because it was transferred to the Cassa Depositi e Prestiti S.p.A. as of 1 January 2015, following the stipulations of the relevant Convention.
Adaptation to the system formed by this new context of EU regulations has also brought about a new, revised OPTES Convention, which establishes conditions for the holding of the Liquidity Account and accounts similar to it, with the aim of stabilising the balances of the aforementioned government deposits held at the Bank of Italy, promoting efficiency in the markets and facilitating the carrying out of monetary policy by the competent authorities. The new law, which came into effect in December 2015, in place of the preceding convention stipulated in 2011, has therefore positioned the OPTES in line with the most recent monetary-policy decisions and directions.

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Conclusions

In spite of the decidedly adverse conditions facing liquidity management, in 2015, the Treasury was nonetheless committed to maintaining its continuous presence on the money market with short- and very short-term maturities, through OPTES auctions and operations under the Liquidity Account.
Cash management activity has become more demanding due to the excess liquidity on the market and the presence of negative rates on short-term maturities, which have made the use of the Treasury’s considerable resources burdensome. Nevertheless, as outlined in this Report, for countries like Italy above all, market conditions have generally produced positive effects with regard to debt management, with wide-ranging benefits affecting the demand for government securities and the decline in their yields.

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